EXHIBIT 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
FIRST QUARTER 2007
(Dollars in millions, except per share amounts, unless otherwise stated)

The following supplemental information should be read in connection with SLM Corporation’s (the “Company’s”) press release of first quarter 2007 earnings, dated April 24, 2007.

This Supplemental Financial Information release contains forward-looking statements and information that are based on management’s current expectations as of the date of this document. When used in this report, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations, which may reduce the volume, average term and yields on student loans under the Federal Family Education Loan Program (“FFELP”) or result in loans being originated or refinanced under non-FFELP programs or may affect the terms upon which banks and others agree to sell FFELP loans to SLM Corporation, more commonly known as Sallie Mae, and its subsidiaries (collectively, “the Company”). In addition, a larger than expected increase in third party consolidations of our FFELP loans could materially adversely affect our results of operations. The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements; changes in the composition of our Managed FFELP and Private Education Loan portfolios; a significant decrease in our common stock price, which may result in counterparties terminating equity forward positions with us, which, in turn, could have a materially dilutive effect on our common stock; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; losses from loan defaults; changes in prepayment rates and credit spreads; and changes in the demand for debt management services and new laws or changes in existing laws that govern debt management services.

Definitions for capitalized terms in this document can be found in the Company’s 2006 Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2007.

Certain reclassifications have been made to the balances as of and for the quarters ended December 31, 2006 and March 31, 2006, to be consistent with classifications adopted for the quarter ended March 31, 2007.

RESULTS OF OPERATIONS

The following table presents the statements of income for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006.

Statements of Income

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006
	(unaudited)	(unaudited)	(unaudited)

Interest income:
FFELP Stafford and Other Student Loans	$451	$409	$299
FFELP Consolidation Loans	1,015	967	821
Private Education Loans	338	291	241
Other loans	28	27	23
Cash and investments	114	141	96

Total interest income	1,946	1,835	1,480
Total interest expense	1,532	1,463	1,093

Net interest income	414	372	387
Less: provisions for losses	150	92	60

Net interest income after provisions for losses	264	280	327

Other income:
Gains on student loan securitizations	367	—	30
Servicing and securitization revenue	252	185	99
Losses on securities, net	(31)	(25)	—
Gains (losses) on derivative and hedging activities, net	(357)	(245)	(87)
Guarantor servicing fees	39	33	27
Debt management fees	87	93	92
Collections revenue	66	58	56
Other	96	104	69

Total other income	519	203	286
Operating expenses	356	353	323

Income before income taxes and minority interest in net earnings of subsidiaries	427	130	290
Income taxes(1)	310	112	137

Income before minority interest in net earnings of subsidiaries	117	18	153
Minority interest in net earnings of subsidiaries	1	—	1

Net income	116	18	152
Preferred stock dividends	9	9	9

Net income attributable to common stock	$107	$9	$143

Diluted earnings per common share(2)	$.26	$.02	$.34

(1)	Income tax expense includes the permanent tax impact of excluding gains and losses from equity forward contracts from taxable income.

(2) Impact of Co-Cos on GAAP diluted earnings per common share(A)	$—	$—	$—

(A)	There is no impact on diluted earnings per common share because the effect of the assumed conversion is antidilutive.

Earnings Release Summary

The following table summarizes GAAP income statement items disclosed separately in the Company’s press releases of earnings or the Company’s quarterly earnings conference calls for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006.

	Quarters ended
	March 31,	December 31,	March 31,
(in thousands)	2007	2006	2006

Reported net income	$116,153	$18,105	$151,601
Preferred stock dividends	(9,093)	(9,258)	(8,301)

Reported net income attributable to common stock	107,060	8,847	143,300
(Income) expense items disclosed separately (tax effected):
Update of Borrower Benefits estimates	—	—	(6,610)

Net income attributable to common stock excluding the impact of items disclosed separately	107,060	8,847	136,690
Adjusted for debt expense of Co-Cos, net of tax(1)	—	—	—

Net income attributable to common stock, adjusted	$107,060	$8,847	$136,690

Average common and common equivalent shares outstanding(1)(2)	418,449	418,357	422,974

(1)	For the three months ended March 31, 2007, December 31, 2006, and March 31, 2006, there is no impact from Co-Cos on diluted earnings per common share because the effect of the assumed conversion is antidilutive.

(2)	The difference in common stock equivalent shares outstanding between GAAP and “Core Earnings” is caused by the effect of unrealized gains and losses on equity forward contracts on the GAAP calculation. These unrealized gains and losses are excluded from “Core Earnings.”

The following table summarizes “Core Earnings” income statement items disclosed separately in the Company’s press releases of earnings or the Company’s quarterly earnings conference calls for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006. See “BUSINESS SEGMENTS” for a discussion of “Core Earnings” and a reconciliation of “Core Earnings” net income to GAAP net income.

	Quarters ended
	March 31,	December 31,	March 31,
(in thousands)	2007	2006	2006

“Core Earnings” net income	$251,208	$325,747	$286,881
Preferred stock dividends	(9,093)	(9,258)	(8,301)

“Core Earnings” net income attributable to common stock	242,115	316,489	278,580
(Income) expense items disclosed separately (tax effected):
Update of Borrower Benefits estimates	—	—	(9,339)

“Core Earnings” net income attributable to common stock excluding the impact of items disclosed separately	242,115	316,489	269,241
Adjusted for debt expense of Co-Cos, net of tax	17,510	18,035	14,817

“Core Earnings” net income attributable to common stock, adjusted	$259,625	$334,524	$284,058

Average common and common equivalent shares outstanding(1)	458,739	452,758	453,286

(1)	As noted above, for the three months ended March 31, 2007, December 31, 2006, and March 31, 2006, there is no impact from Co-Cos on GAAP diluted earnings per common share because the effect of assumed conversion is antidilutive. The difference in common stock equivalent shares outstanding between GAAP and “Core Earnings” is also caused by the effect of unrealized gains and losses on equity forward contracts on the GAAP calculation. These unrealized gains and losses are excluded from “Core Earnings.”

DISCUSSION OF RESULTS OF OPERATIONS

Consolidated Earnings Summary

Three Months Ended March 31, 2007 Compared to Three Months Ended December 31, 2006

For the three months ended March 31, 2007, net income was $116 million ($.26 diluted earnings per share), an increase of $98 million from the $18 million in net income ($.02 diluted earnings per share) for the three months ended December 30, 2006. On a pre-tax basis, first-quarter 2007 net income of $427 million was a $297 million increase over the $130 million in pre-tax income earned in the fourth quarter of 2006. The larger percentage increase in quarter-over-quarter, after-tax net income versus pre-tax net income is driven by the permanent impact of excluding non-taxable gains and losses on equity forward contracts in the Company’s stock from taxable income. Under the Financial Accounting Standards Board’s (“FASB’s”) Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” we are required to mark the equity forward contracts to market each quarter and recognize the change in their value in income. Conversely, these gains and losses are not recognized on a tax basis. In the first quarter of 2007, a reduction in the Company’s stock price resulted in an unrealized loss on our outstanding equity forward contracts of $412 million, a $234 million increase over the unrealized loss of $178 million in the fourth quarter of 2006. Excluding these losses from taxable income decreased the effective tax rate from 86 percent in the fourth quarter of 2006 to 73 percent in the first quarter of 2007.

When comparing the pre-tax results of the first quarter of 2007 to the fourth quarter of 2006, there were several factors contributing to the $297 million increase, the two largest of which were an increase in securitization gains of $367 million offset by an increase in the net losses on derivative and hedging activities of $112 million. In the first quarter of 2007, we recognized a pre-tax securitization gain of $367 million from one Private Education Loan securitization, compared to no such gains in the fourth quarter, as we had no off-balance sheet securitizations during that period. The increase in net losses on derivative and hedging activities primarily relates to the unrealized mark-to-market gains and losses on our derivatives that do not receive hedge accounting treatment. In the first quarter, the $112 million increase in losses on derivative and hedging activities is primarily due to the $234 million increase in the unrealized losses on our equity forward contracts discussed above. This was partially offset by a $60 million unrealized gain on our basis swaps in the first quarter of 2007 versus an $88 million unrealized loss in the fourth quarter of 2006, for a net quarter-over-quarter change in net income of $148 million.

Net interest income after provisions for loan losses decreased by $16 million versus the fourth quarter. The decrease is due to the quarter-over-quarter increase in the provision for Private Education Loan losses of $58 million, which offset the $42 million increase in net interest income. The increase in the provision reflects a further seasoning of the portfolio and an increase in delinquencies and charge-offs related to lower collections caused by operational challenges related to a call center move in the third quarter of 2006. The increase in net interest income is due to a 6 basis point increase in the net interest margin and to an $8.6 billion increase in the average balance of on-balance sheet interest earning assets. The increase in the net interest margin can be attributed to a more favorable mix of interest earning assets.

In the first quarter of 2007, our Managed student loan portfolio grew by $7.9 billion or 6 percent over the fourth quarter and totaled $150.0 billion at March 31, 2007. During the first quarter we acquired $12.5 billion in student loans, including $2.4 billion in Private Education Loans. In the fourth quarter of 2006, we acquired $9.6 billion in student loans; $2.0 billion were Private Education Loans. In the first quarter of 2007, we originated $8.0 billion of student loans through our Preferred Channel compared to $4.8 billion originated in the fourth quarter of 2006. Within our first quarter Preferred Channel Originations, $4.8 billion or 60 percent were originated under Sallie Mae owned brands, compared to 66 percent in the prior quarter. The quarter-over-quarter increase in acquisitions and Preferred Channel Originations was due to the seasonality of student lending.

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

For the three months ended March 31, 2007, net income of $116 million ($.26 diluted earnings per share) was a decrease of 24 percent from net income of $152 million ($.34 diluted earnings per share) for the three months ended March 31, 2006. First quarter 2007 pre-tax income of $427 million was a 47 percent increase from $290 million earned in the first quarter of 2006. The decrease in current quarter over year-ago quarter, after-tax net income versus the increase in pre-tax net income is driven by fluctuations in the unrealized gains and losses on equity forward contracts as described above. Excluding the unrealized loss on equity forward contracts of $412 million in the first quarter of 2007 and $122 million in the first quarter of 2006, taxable income increased the effective tax rate from 47 percent in the first quarter of 2006 to 73 percent in the first quarter of 2007.

The increase in the pre-tax results of the first quarter of 2007 versus the year-ago quarter was primarily due to an increase in securitization gains of $337 million, partially offset by an increase in the net losses on derivative and hedging activities of $270 million. In the first quarter of 2007, we recognized a pre-tax securitization gain of $367 million from one Private Education Loan securitization compared to pre-tax securitization gains of $30 million in the first quarter of 2006, as the result of two FFELP Stafford securitizations and one FFELP Consolidation Loan securitization. The year-over-year increase in net losses on derivative and hedging activities is primarily due to the $290 million increase in the unrealized loss on equity forward contracts as discussed above and to a decrease of $139 million in the unrealized gains on our Floor Income Contracts. The negative impact on pre-tax income from these items is partially offset by positive impact from basis swaps which swung from an unrealized loss of $82 million in the first quarter of 2006 to an unrealized gain of $60 million in the first quarter of 2007.

Net interest income after provisions for loan losses decreased by $63 million versus the first quarter of 2006. The decrease is due to the year-over-year increase in the provision for Private Education Loan losses of $90 million, which offset the year-over-year $27 million increase net interest income. The increase in the provision reflects a further seasoning of the portfolio and an increase in delinquencies and charge-offs related to lower collections caused by operational challenges encountered from a call center move. The increase in net interest income is due to a $19.8 billion increase in the average balance of on-balance sheet interest earning assets, which was partially offset by a 22 basis point decrease in the net interest margin. The decrease in the net interest margin can primarily be attributed to the decrease in the student loan spread.

In the first quarter of 2007, servicing and securitization income was $252 million, a $153 million increase over the year-ago quarter. This increase can primarily be attributed to $41 million less impairments to our Retained Interests. The prior year impairments were primarily caused by the effect of higher than expected FFELP Consolidation Loan activity on our off-balance sheet FFELP Stafford securitizations. The remaining increase in securitization revenue is due to the increase of higher yielding Private Education Loan Residual Interests, and the adoption of SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments” in the first quarter of 2007. SFAS No. 155 results in the Company recognizing the unrealized fair value adjustment to our Residual Interests in earnings. For securitizations closed prior to December 31, 2006, this adjustment was recorded in other comprehensive income.

The $26 million, or 7 percent, year-over-year increase in net interest income is primarily due to a $19.8 billion increase in average interest earning assets, offset by a 22 basis point decrease in the net interest margin. The year-over-year decrease in the net interest margin is due to higher average interest rates which reduced Floor Income by $10 million, the continued shift in the mix of FFELP student loans from Stafford to Consolidation Loans and to the increase in the average balance of cash and investments.

In the first quarter of 2007, fee and other income and collections revenue totaled $289 million, an increase of 17 percent over the year-ago quarter. This increase was primarily driven by revenue from Upromise, acquired in August 2006 and to higher guarantor servicing fees.

Our Managed student loan portfolio grew by $23.1 billion (or 18 percent), from $126.9 billion at March 31, 2006 to $150.0 billion at March 31, 2007. In the first quarter of 2007, we acquired $12.5 billion of student loans, a 46 percent increase over the $8.6 billion acquired in the year-ago period. The first quarter

2007 acquisitions included $2.4 billion in Private Education Loans, a 24 percent increase over the $2.0 billion acquired in the year-ago period. In the quarter ended March 31, 2007, we originated $8.0 billion of student loans through our Preferred Channel, an increase of 5 percent over the $7.6 billion originated in the year-ago quarter.

NET INTEREST INCOME

Average Balance Sheets

The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006.

	Quarters ended
	March 31,		December 31,		March 31,
	2007		2006		2006
	Balance	Rate	Balance	Rate	Balance	Rate

Average Assets
FFELP Stafford and Other Student Loans	$26,885	6.80%	$23,287	6.96%	$19,522	6.20%
FFELP Consolidation Loans	63,260	6.51	58,946	6.51	54,312	6.13
Private Education Loans	11,354	12.09	9,289	12.45	9,016	10.86
Other loans	1,365	8.31	1,225	8.62	1,172	8.14
Cash and investments	7,958	5.81	9,433	6.02	7,042	5.52

Total interest earning assets	110,822	7.12%	102,180	7.13%	91,064	6.59%

Non-interest earning assets	9,095		8,870		7,963

Total assets	$119,917		$111,050		$99,027

Average Liabilities and Stockholders’ Equity
Short-term borrowings	$3,220	5.89%	$3,057	5.96%	$4,174	4.78%
Long-term borrowings	107,950	5.58	99,349	5.66	87,327	4.85

Total interest bearing liabilities	111,170	5.59%	102,406	5.67%	91,501	4.84%

Non-interest bearing liabilities	4,483		4,329		3,703
Stockholders’ equity	4,264		4,315		3,823

Total liabilities and stockholders’ equity	$119,917		$111,050		$99,027

Net interest margin		1.51%		1.45%		1.73%

The decrease and the increase in the net interest margin for the three months ended March 31, 2007 versus the year-ago quarter and the preceding quarter, respectively, was primarily due to fluctuations in the student loan spread as discussed under “Student Loans — Student Loan Spread — Student Loan Spread Analysis — On-Balance Sheet.” When compared to the fourth quarter of 2006, the net interest margin benefited by the decrease in lower yielding cash and investments primarily being held as collateral for on-balance sheet securitization trusts.

Student Loans

For both federally insured and Private Education Loans, we account for premiums paid, discounts received and certain origination costs incurred on the origination and acquisition of student loans in accordance with SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” The unamortized portion of the premiums and discounts is included in the carrying value of the student loan on the consolidated balance sheet. We recognize income on our student loan portfolio based on the expected yield of the student loan after giving effect to the amortization of purchase premiums and the accretion of student loan discounts, as well as interest rate reductions and rebates expected to be earned through Borrower Benefits programs. Discounts on Private Education Loans are deferred and accreted to income over the lives of the student loans. In the table below, this accretion of discounts is netted with the amortization of the premiums.

Student Loan Spread

An important performance measure closely monitored by management is the student loan spread. The student loan spread is the difference between the income earned on the student loan assets and the interest paid on the debt funding those assets. A number of factors can affect the overall student loan spread such as:

•	the mix of student loans in the portfolio, with FFELP Consolidation Loans having the lowest spread and Private Education Loans having the highest spread;

•	the premiums paid, borrower fees charged and capitalized costs incurred to acquire student loans which impact the spread through subsequent amortization;

•	the type and level of Borrower Benefits programs for which the student loans are eligible;

•	the level of Floor Income and, when considering the “Core Earnings” spread, the amount of Floor Income-eligible loans that have been hedged through Floor Income Contracts; and

•	funding and hedging costs.

Wholesale Consolidations Loan

During 2006, we implemented a new loan acquisition strategy under which we began purchasing FFELP Consolidation Loans outside of our normal origination channels, primarily via the spot market. We refer to this new loan acquisition strategy as our Wholesale Consolidation Channel. FFELP Consolidation Loans acquired through this channel are considered incremental volume to our core acquisition channels, which are focused on the retail marketplace with an emphasis on our internal brand strategy. Wholesale Consolidation Loans generally command significantly higher premiums than our originated FFELP Consolidation Loans, and as a result, Wholesale Consolidation Loans have lower spreads. Since Wholesale Consolidation Loans are acquired outside of our core loan acquisition channels and have different yields and return expectations than the rest of our FFELP Consolidation Loan portfolio, we have excluded the impact of the Wholesale Consolidation Loan volume from the student loan spread analysis to provide more meaningful period-over-period comparisons on the performance of our student loan portfolio. We will therefore discuss the volume and its effect on the spread of the Wholesale Consolidation Loan portfolio separately.

The student loan spread is highly susceptible to liquidity, funding and interest rate risk. These risks are discussed separately in our 2006 Annual Report on Form 10-K at “LIQUIDITY AND CAPITAL RESOURCES” and in the “RISK FACTORS” discussion.

Student Loan Spread Analysis — On-Balance Sheet

The following table analyzes the reported earnings from student loans on-balance sheet. For an analysis of our student loan spread for the entire portfolio of Managed student loans on a similar basis to the on-balance sheet analysis, see “LENDING BUSINESS SEGMENT — Student Loan Spread Analysis — ‘Core Earnings’ Basis.”

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

On-Balance Sheet
Student loan yield, before Floor Income	8.17%	8.15%	7.51%
Gross Floor Income	.02	.02	.07
Consolidation Loan Rebate Fees	(.63)	(.65)	(.68)
Borrower Benefits	(.13)	(.12)	(.11)
Premium and discount amortization	(.15)	(.14)	(.12)

Student loan net yield	7.28	7.26	6.67
Student loan cost of funds	(5.57)	(5.65)	(4.84)

Student loan spread(1)	1.71%	1.61%	1.83%

Average Balances
On-balance sheet student loans(1)	$96,866	$89,143	$82,850

(1)	Excludes the impact of the Wholesale Consolidation Loan portfolio on the student loan spread and average balances for the quarters ended March 31, 2007 and December 31, 2006.

Discussion of Student Loan Spread — Effects of Floor Income and Derivative Accounting

In low interest rate environments, one of the primary drivers of fluctuations in our on-balance sheet student loan spread is the level of gross Floor Income (Floor Income earned before payments on Floor Income Contracts) earned in the period. Short-term interest rates have increased to a level that significantly reduced the level of gross Floor Income earned in the periods presented. We believe that we have economically hedged most of the Floor Income through the sale of Floor Income Contracts, under which we receive an upfront fee and agree to pay the counterparty the Floor Income earned on a notional amount of student loans. These contracts do not qualify for hedge accounting treatment and as a result the payments on the Floor Income Contracts are included on the income statement with “gains (losses) on derivative and hedging activities, net” rather than in student loan interest income.

In addition to Floor Income Contracts, we also extensively use basis swaps to manage our basis risk associated with interest rate sensitive assets and liabilities. These swaps generally do not qualify as accounting hedges and are likewise required to be accounted for in the “gains (losses) on derivative and hedging activities, net” line on the income statement. As a result, they are not considered in the calculation of the cost of funds in the above table.

Discussion of Student Loan Spread — Other Quarter-over-Quarter Fluctuations

As discussed above, the on-balance sheet student loan spread above excludes the impact of our Wholesale Consolidation Loan portfolio whose average balances were $4.6 billion and $2.4 billion for the first quarter of 2007 and the fourth quarter of 2006, respectively. Had the impact of the Wholesale Consolidation Loan volume been included in the on-balance sheet student loan spread it would have reduced the spread by approximately 7 basis points and 3 basis points for the first quarter of 2007 and the fourth quarter of 2006, respectively. As of March 31, 2007, Wholesale Consolidation Loans totaled $6.7 billion, or 10 percent, of our total on-balance sheet FFELP Consolidation Loan portfolio.

For the quarter ended December 31, 2006, the on-balance sheet student loan spread benefited by 2 basis points to account for the cumulative effect of an update in our prepayment estimate, which impacted student loan premium and discount amortization.

In the first quarter of 2006, we changed our policy related to Borrower Benefit qualification requirements and updated our assumptions to reflect this policy. These changes resulted in a reduction of our liability for Borrower Benefits of $10 million or 5 basis points.

SECURITIZATION PROGRAM

Securitization Activity

The following table summarizes our securitization activity for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006.

	Quarters ended
	March 31, 2007				December 31, 2006				March 31, 2006
	No. of	Amount	Pre-Tax	Gain	No. of	Amount	Pre-Tax	Gain	No. of	Amount	Pre-Tax	Gain
(Dollars in millions)	Transactions	Securitized	Gain	%	Transactions	Securitized	Gain	%	Transactions	Securitized	Gain	%

Securitizations — sales:
FFELP Stafford/PLUS loans	—	$—	$—	—%	—	$—	$—	—%	2	$5,004	$17	.3%
FFELP Consolidation Loans	—	—	—	—	—	—	—	—	1	3,002	13	.4
Private Education Loans	1	2,000	367	18.4	—	—	—	—	—	—	—	—

Total securitizations — sales	1	2,000	$367	18.4%	—	—	$—	—%	3	8,006	$30	.4%

Securitizations — financings:
FFELP Stafford/PLUS loans(1)	2	7,004			—	—			—	—
FFELP Consolidation Loans(1)	1	4,002			2	6,504			—	—

Total securitizations — financings	3	11,006			2	6,504			—	—

Total securitizations	4	$13,006			2	$6,504			3	$8,006

(1)	In certain securitizations there are terms within the deal structure that result in such securitizations not qualifying for sale treatment and accordingly, they are accounted for on-balance sheet as variable interest entities (“VIEs”). Terms that prevent sale treatment include: (1) allowing us to hold certain rights that can affect the remarketing of certain bonds, (2) allowing the trust to enter into interest rate cap agreements after the initial settlement of the securitization, which do not relate to the reissuance of third party beneficial interests or (3) allowing us to hold an unconditional call option related to a certain percentage of the securitized assets.

Key economic assumptions used in estimating the fair value of Residual Interests at the date of securitization resulting from the student loan securitization sale transactions completed during the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006 were as follows:

	Quarters ended
	March 31, 2007			December 31, 2006			March 31, 2006
		FFELP	Private		FFELP	Private		FFELP	Private
	FFELP	Consolidation	Education	FFELP	Consolidation	Education	FFELP	Consolidation	Education
	Stafford(1)	Loans(1)	Loans	Stafford(1)	Loans(1)	Loans(1)	Stafford	Loans	Loans(1)

Prepayment speed (annual rate)(2)	—	—	—	—	—	—	*	6%	—
Interim status	—	—	0%	—	—	—	—	—	—
Repayment status	—	—	4-7%	—	—	—	—	—	—
Life of loan — repayment status	—	—	6%	—	—	—	—	—	—
Weighted average life	—	—	9.4	—	—	—	3.7	8.3	—
Expected credit losses (% of principal securitized)	—	—	4.69%	—	—	—	.15%	.27%	—
Residual cash flows discounted at (weighted average)	—	—	12.5%	—	—	—	12.4%	10.5%	—

(1)	No securitizations qualified for sale treatment in the period.

(2)	Effective December 31, 2006, we implemented Constant Prepayment Rates (“CPR”) curves for Residual Interest valuations that are based on the number of months since entering repayment that better reflect the CPR as the loan seasons. Under this methodology, a different CPR is applied to each year of a loan’s seasoning. Previously, we applied a CPR that was based on a static life of loan assumption, irrespective of seasoning, or, in the case of FFELP Stafford and PLUS loans, we used a vector approach in applying the CPR. The repayment status CPR depends on the number of months since first entering repayment or as the loans seasons through the portfolio. Life of loan CPR is related to repayment status only and does not include the impact of the loan while in interim status. The CPR assumption used for all periods includes the impact of projected defaults.

*	CPR of 20 percent in 2006, 15 percent for 2007 and 10 percent thereafter.

Retained Interest in Securitized Receivables

The following tables summarize the fair value of the Company’s Residual Interests, included in the Company’s Retained Interest (and the assumptions used to value such Residual Interests), along with the underlying off-balance sheet student loans that relate to those securitizations in transactions that were treated as sales as of March 31, 2007, December 31, 2006, and March 31, 2006.

	As of March 31, 2007
		FFELP
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
	PLUS	Trusts(1)	Loan Trusts	Total

Fair value of Residual Interests(2)	$637	$671	$2,336	$3,644
Underlying securitized loan balance(3)	13,057	17,269	14,807	45,133
Weighted average life	2.8 yrs.	7.2 yrs.	7.4 yrs.
Prepayment speed (annual rate)(4)
Interim status	0%	—	0%
Repayment status	0-43%	3-9%	4-7%
Life of loan — repayment status	24%	6%	6%
Expected credit losses (% of student loan principal)	.07%	.06%	4.39%
Residual cash flows discount rate	12.4%	10.5%	12.5%

	As of December 31, 2006
		FFELP
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
	PLUS	Trusts(1)	Loan Trusts	Total

Fair value of Residual Interests(2)	$701	$676	$1,965	$3,342
Underlying securitized loan balance(3)	14,794	17,817	13,222	45,833
Weighted average life	2.9 yrs.	7.3 yrs.	7.2 yrs.
Prepayment speed (annual rate)(4)
Interim status	0%	—	0%
Repayment status	0-43%	3-9%	4-7%
Life of loan — repayment status	24%	6%	6%
Expected credit losses (% of student loan principal)	.06%	.07%	4.36%
Residual cash flows discount rate	12.6%	10.5%	12.6%

	As of March 31, 2006
			FFELP
	FFELP		Consolidation	Private
	Stafford and		Loan	Education
	PLUS		Trusts(1)	Loan Trusts	Total

Fair value of Residual Interests(2)	$864		$499	$1,124	$2,487
Underlying securitized loan balance(3)	23,104		12,857	8,836	44,797
Weighted average life	3.5 yrs.		7.9 yrs.	7.7 yrs.
Prepayment speed (annual rate)(4)	10%-20	%(5)	6%	4%
Expected credit losses (% of student loan principal)	.18%		.22%	4.92%
Residual cash flows discount rate	12.7%		10.7%	12.8%

(1)	Includes $147 million, $151 million and $160 million related to the fair value of the Embedded Floor Income as of March 31, 2007, December 31, 2006, and March 31, 2006, respectively. Changes in the fair value of the Embedded Floor Income are primarily due to changes in the interest rates and the paydown of the underlying loans.

(2)	At March 31, 2007, December 31, 2006, and March 31, 2006, we had unrealized gains (pre-tax) in accumulated other comprehensive income of $332 million, $389 million and $323 million, respectively, that related to the Retained Interests.

(3)	In addition to student loans in off-balance sheet trusts, we had $58.2 billion, $48.6 billion and $39.9 billion of securitized student loans outstanding (face amount) as of March 31, 2007, December 31, 2006, and March 31, 2006, respectively, in on-balance sheet FFELP Consolidation Loan securitization trusts.

(4)	Effective December 31, 2006, we implemented CPR curves for Residual Interest valuations that are based on seasoning (the number of months since entering repayment). Under this methodology, a different CPR is applied to each year of a loan’s seasoning. Previously, we applied a CPR that was based on a static life of loan assumption, and, in the case of FFELP Stafford and PLUS loans, we applied a vector approach, irrespective of seasoning. Repayment status CPR used is based on the number of months since first entering repayment (seasoning). Life of loan CPR is related to repayment status only and does not include the impact of the loan while in interim status. The CPR assumption used for all periods includes the impact of projected defaults.

(5)	CPR of 20 percent in 2006, 15 percent in 2007 and 10 percent thereafter.

Servicing and Securitization Revenue

Servicing and securitization revenue, the ongoing revenue from securitized loan pools accounted for off-balance sheet as qualifying special purpose entities (“QSPEs”), includes the interest earned on the Residual Interest and the revenue we receive for servicing the loans in the securitization trusts. Interest income recognized on the Residual Interest is based on our anticipated yield determined by estimating future cash flows each quarter.

The following table summarizes the components of servicing and securitization revenue for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006.

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Servicing revenue	$77	$82	$79
Securitization revenue, before net Embedded Floor Income and impairment	106	112	69

Servicing and securitization revenue, before net Embedded Floor Income and impairment	183	194	148
Embedded Floor Income	2	2	7
Less: Floor Income previously recognized in gain calculation	(1)	(1)	(4)

Net Embedded Floor Income	1	1	3

Servicing and securitization revenue, before impairment and unrealized fair value adjustment	184	195	151
Unrealized fair value adjustment(1)	79	—	—
Retained Interest impairment	(11)	(10)	(52)

Total servicing and securitization revenue	$252	$185	$99

Average off-balance sheet student loans	$44,663	$47,252	$42,069

Average balance of Retained Interest	$3,442	$3,502	$2,501

Servicing and securitization revenue as a percentage of the average balance of off-balance sheet student loans (annualized)	2.29%	1.55%	.95%

(1)	The Company adopted SFAS No. 155 on January 1, 2007. For the Private Education Loan securitization which settled in the first quarter of 2007, the Company identified embedded derivatives which were required to be bifurcated from the Residual Interest. SFAS No. 155 allows the Company to make an election to carry the entire Residual Interest at fair value through earnings rather than bifurcate such embedded derivatives. The Company has elected this option to carry the Residual Interest recorded in the quarter ended March 31, 2007 at fair value, with changes in fair value recorded through earnings (as opposed to other comprehensive income as done for securitizations settling prior to January 1, 2007).

Servicing and securitization revenue is primarily driven by the average balance of off-balance sheet student loans, the amount of and the difference in the timing of Embedded Floor Income recognition on off-balance sheet student loans, Retained Interest impairments, and the fair value adjustment related to those Residual Interests where the Company has elected to carry such Residual Interests at fair value through earnings under SFAS No. 155 as discussed in the above table.

Servicing and securitization revenue can be negatively impacted by impairments of the value of our Retained Interest, caused primarily by the effect of higher than expected FFELP Consolidation Loan activity on FFELP Stafford/PLUS student loan securitizations and the effect of market interest rates on the Embedded Floor Income included in the Retained Interest. The majority of the consolidations bring the loans back on-balance sheet, so for those loans, we retain the value of the asset on-balance sheet versus in the trust. For the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006, we recorded impairments to the Retained Interests of $11 million, $10 million and $52 million, respectively. The impairment charges were primarily the result of FFELP loans prepaying faster than projected through loan consolidations ($11 million, $10 million and $24 million for the quarters ended March 31, 2007, December 31, 2006 and March 31, 2006, respectively). The impairment for the quarter ended March 31, 2006 also related to the Floor Income component of the Company’s Retained Interest due to increases in interest rates during the period ($28 million). The unrealized fair value adjustment recorded relates to the difference between recording the Residual Interest at its allocated cost basis as part of the gain on sale calculation and the Residual Interest’s fair value.

BUSINESS SEGMENTS

The results of operations of the Company’s Lending and Debt Management Operations (“DMO”) operating segments are presented below. These defined business segments operate in distinct business environments and are considered reportable segments under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” based on quantitative thresholds applied to the Company’s financial statements. In addition, we provide other complementary products and services, including guarantor and student loan servicing, through smaller operating segments that do not meet such thresholds and are aggregated in the Corporate and Other reportable segment for financial reporting purposes.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources. In accordance with the Rules and Regulations of the SEC, we prepare financial statements in accordance with GAAP. In addition to evaluating the Company’s GAAP-based financial information, management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability on a basis that, as allowed under SFAS No. 131, differs from GAAP. We refer to management’s basis of evaluating our segment results as “Core Earnings” presentations for each business segment and we refer to these performance measures in our presentations with credit rating agencies and lenders. Accordingly, information regarding the Company’s reportable segments is provided herein based on “Core Earnings,” which are discussed in detail below.

Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. “Core Earnings” net income reflects only current period adjustments to GAAP net income as described below. Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting and as a result, our management reporting is not necessarily comparable with similar information for any other financial institution. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. Intersegment revenues and expenses are netted within the appropriate financial statement line items consistent with the income statement presentation provided to management. Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.

“Core Earnings” are the primary financial performance measures used by management to develop the Company’s financial plans, track results, and establish corporate performance targets and incentive compensation. While “Core Earnings” are not a substitute for reported results under GAAP, the Company relies on “Core Earnings” in operating its business because “Core Earnings” permit management to make meaningful period-to-period comparisons of the operational and performance indicators that are most closely assessed by management. Management believes this information provides additional insight into the financial performance of the core business activities of our operating segments. Accordingly, the tables presented below reflect “Core Earnings,” which is reviewed and utilized by management to manage the business for each of the Company’s reportable segments. A further discussion regarding “Core Earnings” is included under “Limitations of ‘Core Earnings’” and “Pre-tax Differences between ‘Core Earnings’ and GAAP.”

The Lending operating segment includes all discussion of income and related expenses associated with the net interest margin, the student loan spread and its components, the provisions for loan losses, and other fees earned on our Managed portfolio of student loans. The DMO operating segment reflects the fees earned and expenses incurred in providing accounts receivable management and collection services. Our Corporate and Other reportable segment includes our remaining fee businesses and other corporate expenses that do not pertain directly to the primary segments identified above.

	Quarter ended March 31, 2007
			Corporate	Total “Core		Total
	Lending	DMO	and Other	Earnings”	Adjustments(3)	GAAP

Interest income:
FFELP Stafford and Other Student Loans	$695	$—	$—	$695	$(244)	$451
FFELP Consolidation Loans	1,331	—	—	1,331	(316)	1,015
Private Education Loans	658	—	—	658	(320)	338
Other loans	28	—	—	28	—	28
Cash and investments	162	—	2	164	(50)	114

Total interest income	2,874	—	2	2,876	(930)	1,946
Total interest expense	2,220	7	5	2,232	(700)	1,532

Net interest income	654	(7)	(3)	644	(230)	414
Less: provisions for losses	198	—	1	199	(49)	150

Net interest income after provisions for losses	456	(7)	(4)	445	(181)	264
Fee income	—	87	39	126	—	126
Collections revenue	—	65	—	65	1	66
Other income	44	—	52	96	231	327

Total other income	44	152	91	287	232	519
Operating expenses(1)	171	93	68	332	24	356

Income before income taxes and minority interest in net earnings of subsidiaries	329	52	19	400	27	427

Income tax expense(2)	122	19	7	148	162	310
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income	$207	$32	$12	$251	$(135)	$116

(1)	Operating expenses for the Lending, DMO, and Corporate and Other business segments include $9 million, $3 million, and $4 million, respectively, of stock option compensation expense due to the implementation of SFAS No. 123(R) in the first quarter of 2006.

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(3)	“Core Earnings” adjustments to GAAP:

	Quarter ended March 31, 2007
	Net impact of	Net impact of		Net impact
	securitization	derivative	Net impact of	of acquired
	accounting	accounting	Floor Income	intangibles	Total

Net interest income	$(216)	$25	$(39)	$—	$(230)
Less: provisions for losses	(49)	—	—	—	(49)

Net interest income after provisions for losses	(167)	25	(39)	—	(181)
Fee income	—	—	—	—	—
Collections revenue	1	—	—	—	1
Other income	588	(357)	—	—	231

Total other income	589	(357)	—	—	232
Operating expenses	—	—	—	24	24

Total pre-tax “Core Earnings” adjustments to GAAP	$422	$(332)	$(39)	$(24)	27

Income tax expense					162
Minority interest in net earnings of subsidiaries					—

Total “Core Earnings” adjustments to GAAP					$(135)

	Quarter ended December 31, 2006
			Corporate	Total “Core		Total
	Lending	DMO	and Other	Earnings”	Adjustments(3)	GAAP

Interest income:
FFELP Stafford and Other Student Loans	$701	$—	$—	$701	$(292)	$409
FFELP Consolidation Loans	1,306	—	—	1,306	(339)	967
Private Education Loans	620	—	—	620	(329)	291
Other loans	27	—	—	27	—	27
Cash and investments	197	—	2	199	(58)	141

Total interest income	2,851	—	2	2,853	(1,018)	1,835
Total interest expense	2,190	6	6	2,202	(739)	1,463

Net interest income	661	(6)	(4)	651	(279)	372
Less: provisions for losses	88	—	—	88	4	92

Net interest income after provisions for losses	573	(6)	(4)	563	(283)	280
Fee income	—	93	33	126	—	126
Collections revenue	—	58	—	58	—	58
Other income	40	—	59	99	(80)	19

Total other income	40	151	92	283	(80)	203
Operating expenses(1)	164	93	71	328	25	353

Income before income taxes and minority interest in net earnings of subsidiaries	449	52	17	518	(388)	130
Income tax expense(2)	166	20	6	192	(80)	112

Net income	$283	$32	$11	$326	$(308)	$18

(1)	Operating expenses for the Lending, DMO, and Corporate and Other business segments include $8 million, $3 million, and $4 million, respectively, of stock option compensation expense due to the implementation of SFAS No. 123(R) in the first quarter of 2006.

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(3)	“Core Earnings” adjustments to GAAP:

	Quarter ended December 31, 2006
	Net impact of	Net impact of		Net impact
	securitization	derivative	Net impact of	of acquired
	accounting	accounting	Floor Income	intangibles	Total

Net interest income	$(229)	$2	$(52)	$—	$(279)
Less: provisions for losses	4	—	—	—	4

Net interest income after provisions for losses	(233)	2	(52)	—	(283)
Fee income	—	—	—	—	—
Collections revenue	—	—	—	—	—
Other income	165	(245)	—	—	(80)

Total other income	165	(245)	—	—	(80)
Operating expenses	—	—	—	25	25

Total pre-tax “Core Earnings” adjustments to GAAP	$(68)	$(243)	$(52)	$(25)	(388)

Income tax expense					(80)

Total “Core Earnings” adjustments to GAAP					$(308)

	Quarter ended March 31, 2006
			Corporate	Total ‘‘Core		Total
	Lending	DMO	and Other	Earnings”	Adjustments(3)	GAAP

Interest income:
FFELP Stafford and Other Student Loans	$650	$—	$—	$650	$(351)	$299
FFELP Consolidation Loans	1,028	—	—	1,028	(207)	821
Private Education Loans	429	—	—	429	(188)	241
Other loans	23	—	—	23	—	23
Cash and investments	131	—	1	132	(36)	96

Total interest income	2,261	—	1	2,262	(782)	1,480
Total interest expense	1,660	5	1	1,666	(573)	1,093

Net interest income	601	(5)	—	596	(209)	387
Less: provisions for losses	75	—	—	75	(15)	60

Net interest income after provisions for losses	526	(5)	—	521	(194)	327
Fee income	—	92	27	119	—	119
Collections revenue	—	56	—	56	—	56
Other income	40	—	30	70	41	111

Total other income	40	148	57	245	41	286
Operating expenses(1)	161	89	59	309	14	323

Income before income taxes and minority interest in net earnings of subsidiaries	405	54	(2)	457	(167)	290
Income tax expense(2)	150	20	(1)	169	(32)	137
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income	$255	$33	$(1)	$287	$(135)	$152

(1)	Operating expenses for the Lending, DMO, and Corporate and Other business segments include $10 million, $3 million, and $5 million, respectively, of stock option compensation expense due to the implementation of SFAS No. 123(R) in the first quarter of 2006.

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(3)	“Core Earnings” adjustments to GAAP:

	Quarter ended March 31, 2006
	Net impact of	Net impact of		Net impact
	securitization	derivative	Net impact of	of acquired
	accounting	accounting	Floor Income	intangibles	Total

Net interest income	$(205)	$48	$(52)	$—	$(209)
Less: provisions for losses	(15)	—	—	—	(15)

Net interest income after provisions for losses	(190)	48	(52)	—	(194)
Fee income	—	—	—	—	—
Collections revenue	—	—	—	—	—
Other income	128	(87)	—	—	41

Total other income	128	(87)	—	—	41
Operating expenses	—	—	—	14	14

Total pre-tax “Core Earnings” adjustments to GAAP	$(62)	$(39)	$(52)	$(14)	(167)

Income tax expense					(32)

Total “Core Earnings” adjustments to GAAP					$(135)

Reconciliation of “Core Earnings” Net Income to GAAP Net Income

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

“Core Earnings” net income(1)	$251	$326	$287
“Core Earnings” adjustments:
Net impact of securitization accounting	422	(68)	(62)
Net impact of derivative accounting	(332)	(243)	(39)
Net impact of Floor Income	(39)	(52)	(52)
Net impact of acquired intangibles(2)	(24)	(25)	(14)

Total “Core Earnings” adjustments before income taxes	27	(388)	(167)
Net tax effect(3)	(162)	80	32

Total “Core Earnings” adjustments	(135)	(308)	(135)

GAAP net income	$116	$18	$152

GAAP diluted earnings per common share	$.26	$.02	$.34

(1) “Core Earnings” diluted earnings per common share	$.57	$.74	$.65

(2)	Represents goodwill and intangible impairment and the amortization of acquired intangibles.

(3)	Such tax effect is based upon the Company’s “Core Earnings” effective tax rate for the year. The net tax effect results primarily from the exclusion of the permanent income tax impact of the equity forward contracts.

Limitations of “Core Earnings”

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, management believes that “Core Earnings” are an important additional tool for providing a more complete understanding of the Company’s results of operations. Nevertheless, “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Unlike GAAP, “Core Earnings” reflect only current period adjustments to GAAP. Accordingly, the Company’s “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not compare our Company’s performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, the Company’s board of directors, rating agencies and lenders to assess performance.

Other limitations arise from the specific adjustments that management makes to GAAP results to derive “Core Earnings” results. For example, in reversing the unrealized gains and losses that result from SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on derivatives that do not qualify for “hedge treatment,” as well as on derivatives that do qualify but are in part ineffective because they are not perfect hedges, we focus on the long-term economic effectiveness of those instruments relative to the underlying hedged item and isolate the effects of interest rate volatility, changing credit spreads and changes in our stock price on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not on the underlying hedged item) tend to show more volatility in the short term. While our presentation of our results on a “Core Earnings” basis provides important information regarding the performance of our Managed portfolio, a limitation of this presentation is that we are presenting the ongoing spread income on loans that have been sold to a trust managed by us. While we believe that our “Core Earnings” presentation presents the economic substance of our Managed loan portfolio, it understates earnings volatility from securitization gains. Our “Core Earnings” results exclude certain Floor Income, which is real cash income, from our reported results and therefore may understate earnings in certain periods. Management’s financial planning and valuation of operating results, however, does not take into account Floor Income because of its inherent uncertainty, except when it is economically hedged through Floor Income Contracts.

Pre-tax Differences between “Core Earnings” and GAAP

Our “Core Earnings” are the primary financial performance measures used by management to evaluate performance and to allocate resources. Accordingly, financial information is reported to management on a “Core Earnings” basis by reportable segment, as these are the measures used regularly by our chief operating decision maker. Our “Core Earnings” are used in developing our financial plans and tracking results, and also in establishing corporate performance targets and determining incentive compensation. Management believes this information provides additional insight into the financial performance of the Company’s core business activities. “Core Earnings” net income reflects only current period adjustments to GAAP net income, as described in the more detailed discussion of the differences between “Core Earnings” and GAAP that follows, which includes further detail on each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

1) Securitization: Under GAAP, certain securitization transactions in our Lending operating segment are accounted for as sales of assets. Under “Core Earnings” for the Lending operating segment, we present all securitization transactions on a “Core Earnings” basis as long-term non-recourse financings. The upfront “gains” on sale from securitization transactions as well as ongoing “servicing and securitization revenue” presented in accordance with GAAP are excluded from “Core Earnings” and are replaced by the interest income, provisions for loan losses, and interest expense as they are earned or incurred on the securitization loans. We also exclude transactions with our off-balance sheet trusts from “Core Earnings” as they are considered intercompany transactions on a “Core Earnings” basis.

The following table summarizes the securitization adjustments in our Lending business segment for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006.

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

“Core Earnings” securitization adjustments:
Net interest income on securitized loans, after provisions for losses	$(167)	$(233)	$(189)
Gains on student loan securitizations	367	—	30
Servicing and securitization revenue	252	185	99
Intercompany transactions with off-balance sheet trusts	(30)	(20)	(2)

Total “Core Earnings” securitization adjustments	$422	$(68)	$(62)

2) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses arising primarily in our Lending operating segment, and to a lesser degree in our Corporate and Other reportable segment, that are caused primarily by the one-sided mark-to-market derivative valuations prescribed by SFAS No. 133 on derivatives that do not qualify for “hedge treatment” under GAAP. Under “Core Earnings,” we recognize the economic effect of these hedges, which generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life. “Core Earnings” also exclude the gain or loss on equity forward contracts that under SFAS No. 133, are required to be accounted for as derivatives and are marked-to-market through earnings.

SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy. However, some of our derivatives, primarily Floor Income Contracts, certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for “hedge treatment” as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The gains and losses described in

“Gains (losses) on derivative and hedging activities, net” are primarily caused by interest rate volatility, changing credit spreads and changes in our stock price during the period as well as the volume and term of derivatives not receiving hedge treatment.

Our Floor Income Contracts are written options that must meet more stringent requirements than other hedging relationships to achieve hedge effectiveness under SFAS No. 133. Specifically, our Floor Income Contracts do not qualify for hedge accounting treatment because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is primarily caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and paid to the counterparties to vary. This is economically offset by the change in value of the student loan portfolio, including our Retained Interests, earning Floor Income but that offsetting change in value is not recognized under SFAS No. 133. We believe the Floor Income Contracts are economic hedges because they effectively fix the amount of Floor Income earned over the contract period, thus eliminating the timing and uncertainty that changes in interest rates can have on Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts.

Basis swaps are used to convert floating rate debt from one floating interest rate index to another to better match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our floating rate debt to better match the cash flows of our student loan assets that are primarily indexed to a commercial paper, Prime or Treasury bill index. SFAS No. 133 requires that when using basis swaps, the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk, however they generally do not meet this effectiveness test because most of our FFELP student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, under GAAP these swaps are recorded at fair value with changes in fair value reflected currently in the income statement.

Generally, a decrease in current interest rates and the respective forward interest rate curves results in an unrealized loss related to our written Floor Income Contracts which is offset by an increase in the value of the economically hedged student loans. This increase is not recognized in income. We will experience unrealized gains/losses related to our basis swaps if the two underlying indices (and related forward curve) do not move in parallel.

Under SFAS No. 150, equity forward contracts that allow a net settlement option either in cash or the Company’s stock are required to be accounted for as derivatives in accordance with SFAS No. 133. As a result, we account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings. These contracts do not qualify as effective SFAS No. 133 hedges, because a requirement to achieve hedge accounting under SFAS No. 133 is the hedged item must impact net income and transactions related to our own stock are accounted for in equity, not net income.

The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on our net income for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(357)	$(245)	$(87)
Less: Realized losses on derivative and hedging activities, net(1)	25	2	48

Unrealized gains (losses) on derivative and hedging activities, net	(332)	(243)	(39)
Other pre-SFAS No. 133 accounting adjustments	—	—	—

Total net impact of SFAS No. 133 derivative accounting	$(332)	$(243)	$(39)

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges under SFAS No. 133 to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities, and the associated reclassification on a “Core Earnings” basis for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006.

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(7)	$(8)	$(21)
Net settlement expense on interest rate swaps reclassified to net interest income	(18)	6	(27)
Net realized losses on terminated derivative contracts reclassified to other income	—	—	—

Total reclassifications of realized losses on derivative and hedging activities	(25)	(2)	(48)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	(332)	(243)	(39)

Gains (losses) on derivative and hedging activities, net	$(357)	$(245)	$(87)

(1)	“Unrealized gains (losses) on derivative and hedging activities, net” is comprised of the following unrealized mark-to-market gains (losses):

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Floor Income Contracts	$5	$34	$144
Equity forward contracts	(412)	(178)	(122)
Basis swaps	60	(88)	(82)
Other	15	(11)	21

Total unrealized gains (losses) on derivative and hedging activities, net	$(332)	$(243)	$(39)

Unrealized gains and losses on Floor Income Contracts are primarily caused by changes in interest rates. In general, an increase in interest rates results in an unrealized gain and vice versa. Unrealized gains and losses on Equity Forward Contracts fluctuate with changes in the Company’s stock price. Unrealized gains and losses on basis swaps result from changes in the spread between indices, primarily as it relates to Consumer Price Index (“CPI”) swaps economically hedging debt issuances indexed to CPI.

3) Floor Income: The timing and amount (if any) of Floor Income earned in our Lending operating segment is uncertain and in excess of expected spreads. Therefore, we exclude such income from “Core Earnings” when it is not economically hedged. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed above in “Derivative Accounting,” these derivatives do not qualify as effective accounting hedges, and therefore, under GAAP, they are marked-to-market through the “gains (losses) on derivative and hedging activities, net” line on the income statement with no offsetting gain or loss recorded for the economically hedged items. For “Core Earnings,” we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received in income.

The following table summarizes the Floor Income adjustments in our Lending business segment for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006.

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

“Core Earnings” Floor Income adjustments:
Floor Income earned on Managed loans, net of payments on Floor Income Contracts	$—	$—	$—
Amortization of net premiums on Floor Income Contracts and futures in net interest income	(39)	(52)	(52)

Total “Core Earnings” Floor Income adjustments	$(39)	$(52)	$(52)

4) Acquired Intangibles: Our “Core Earnings” exclude goodwill and intangible impairment and the amortization of acquired intangibles. For the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006, goodwill and intangible impairment and the amortization of acquired intangibles totaled $24 million, $25 million, and $14 million, respectively.

LENDING BUSINESS SEGMENT

In our Lending business segment, we originate and acquire federally guaranteed student loans, which are administered by the U.S. Department of Education (“ED”), and Private Education Loans, which are not federally guaranteed. The majority of our Private Education Loans is made in conjunction with a FFELP Stafford loan and as a result is marketed through the same marketing channels as FFELP Stafford loans. While FFELP student loans and Private Education Loans have different overall risk profiles due to the federal guarantee of the FFELP student loans, they share many of the same characteristics such as similar repayment terms, the same marketing channel and sales force, and are originated and serviced on the same servicing platform. Finally, where possible, the borrower receives a single bill for both the federally guaranteed and privately underwritten loans.

The following table includes “Core Earnings” results for our Lending business segment.

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

“Core Earnings” interest income:
FFELP Stafford and Other Student Loans	$695	$701	$650
FFELP Consolidation Loans	1,331	1,306	1,028
Private Education Loans	658	620	429
Other loans	28	27	23
Cash and investments	162	197	131

Total “Core Earnings” interest income	2,874	2,851	2,261
Total “Core Earnings” interest expense	2,220	2,190	1,660

Net “Core Earnings” interest income	654	661	601
Less: provisions for losses	198	88	75

Net “Core Earnings” interest income after provisions for losses	456	573	526
Other income	44	40	40
Operating expenses	171	164	161

Income before income taxes and minority interest in net earnings of subsidiaries	329	449	405
Income taxes	122	166	150

“Core Earnings” net income	$207	$283	$255

Summary of our Managed Student Loan Portfolio

The following tables summarize the components of our Managed student loan portfolio and show the changing composition of our portfolio.

Ending Balances (net of allowance for loan losses):

	March 31, 2007
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet:
In-school	$11,682	$—	$11,682	$4,379	$16,061
Grace and repayment	16,201	64,994	81,195	6,202	87,397

Total on-balance sheet, gross	27,883	64,994	92,877	10,581	103,458
On-balance sheet unamortized premium/(discount)	689	1,188	1,877	(363)	1,514
On-balance sheet allowance for losses	(10)	(12)	(22)	(369)	(391)

Total on-balance sheet, net	28,562	66,170	94,732	9,849	104,581

Off-balance sheet:
In-school	1,824	—	1,824	4,978	6,802
Grace and repayment	11,233	17,269	28,502	9,829	38,331

Total off-balance sheet, gross	13,057	17,269	30,326	14,807	45,133
Off-balance sheet unamortized premium/(discount)	221	492	713	(339)	374
Off-balance sheet allowance for losses	(8)	(3)	(11)	(116)	(127)

Total off-balance sheet, net	13,270	17,758	31,028	14,352	45,380

Total Managed	$41,832	$83,928	$125,760	$24,201	$149,961

% of on-balance sheet FFELP	30%	70%	100%
% of Managed FFELP	33%	67%	100%
% of total	28%	56%	84%	16%	100%

	December 31, 2006
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet:
In-school	$9,745	$—	$9,745	$4,353	$14,098
Grace and repayment	14,530	60,348	74,878	6,075	80,953

Total on-balance sheet, gross	24,275	60,348	84,623	10,428	95,051
On-balance sheet unamortized premium/(discount)	575	988	1,563	(365)	1,198
On-balance sheet allowance for losses	(9)	(12)	(21)	(308)	(329)

Total on-balance sheet, net	24,841	61,324	86,165	9,755	95,920

Off-balance sheet:
In-school	2,047	—	2,047	3,892	5,939
Grace and repayment	12,747	17,817	30,564	9,330	39,894

Total off-balance sheet, gross	14,794	17,817	32,611	13,222	45,833
Off-balance sheet unamortized premium/(discount)	244	497	741	(303)	438
Off-balance sheet allowance for losses	(10)	(3)	(13)	(86)	(99)

Total off-balance sheet, net	15,028	18,311	33,339	12,833	46,172

Total Managed	$39,869	$79,635	$119,504	$22,588	$142,092

% of on-balance sheet FFELP	29%	71%	100%
% of Managed FFELP	33%	67%	100%
% of total	28%	56%	84%	16%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

Ending Balances (net of allowance for loan losses):

	March 31, 2006
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
	Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet:
In-school	$7,518	$—	$7,518	$4,713	$12,231
Grace and repayment	11,015	52,654	63,669	5,170	68,839

Total on-balance sheet, gross	18,533	52,654	71,187	9,883	81,070
On-balance sheet unamortized premium/(discount)	356	807	1,163	(340)	823
On-balance sheet allowance for losses	(6)	(10)	(16)	(232)	(248)

Total on-balance sheet, net	18,883	53,451	72,334	9,311	81,645

Off-balance sheet:
In-school	4,631	—	4,631	2,342	6,973
Grace and repayment	18,473	12,857	31,330	6,494	37,824

Total off-balance sheet, gross	23,104	12,857	35,961	8,836	44,797
Off-balance sheet unamortized premium/(discount)	364	357	721	(188)	533
Off-balance sheet allowance for losses	(11)	(3)	(14)	(91)	(105)

Total off-balance sheet, net	23,457	13,211	36,668	8,557	45,225

Total Managed	$42,340	$66,662	$109,002	$17,868	$126,870

% of on-balance sheet FFELP	26%	74%	100%
% of Managed FFELP	39%	61%	100%
% of total	33%	53%	86%	14%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

Average Balances:

	Quarter ended March 31, 2007
		FFELP		Private
	FFELP Stafford	Consolidation		Education
	and Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet	$26,885	$63,260	$90,145	$11,354	$101,499
Off-balance sheet	13,920	18,022	31,942	12,721	44,663

Total Managed	$40,805	$81,282	$122,087	$24,075	$146,162

% of on-balance sheet FFELP	30%	70%	100%
% of Managed FFELP	33%	67%	100%
% of Total	28%	56%	84%	16%	100%

	Quarter ended December 31, 2006
		FFELP		Private
	FFELP Stafford	Consolidation		Education
	and Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet	$23,287	$58,946	$82,233	$9,289	$91,522
Off-balance sheet	15,850	18,458	34,308	12,944	47,252

Total Managed	$39,137	$77,404	$116,541	$22,233	$138,774

% of on-balance sheet FFELP	28%	72%	100%
% of Managed FFELP	34%	66%	100%
% of Total	28%	56%	84%	16%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

Average Balances:

	Quarter ended March 31, 2006
		FFELP		Private
	FFELP Stafford	Consolidation		Education
	and Other(1)	Loans	Total FFELP	Loans	Total

On-balance sheet	$19,522	$54,312	$73,834	$9,016	$82,850
Off-balance sheet	21,784	11,636	33,420	8,649	42,069

Total Managed	$41,306	$65,948	$107,254	$17,665	$124,919

% of on-balance sheet FFELP	26%	74%	100%
% of Managed FFELP	39%	61%	100%
% of Total	33%	53%	86%	14%	100%

(1)	FFELP category is primarily Stafford loans and also includes federally insured PLUS and HEAL loans.

Student Loan Spread Analysis — “Core Earnings” Basis

The following table analyzes the earnings from our portfolio of Managed student loans on a “Core Earnings” basis (see “BUSINESS SEGMENTS — Pre-tax Differences between ‘Core Earnings’ and GAAP”). The “Core Earnings” Basis Student Loan Spread Analysis presentation and certain components used in the calculation differ from the On-Balance Sheet Student Loan Spread Analysis presentation. The “Core Earnings” basis presentation, when compared to our on-balance sheet presentation, is different in that it:

•	includes the net interest margin related to our off-balance sheet student loan securitization trusts. This includes any related fees or costs such as the Consolidation Loan Rebate Fees, premium/discount amortization and Borrower Benefits yield adjustments;

•	includes the reclassification of certain derivative net settlement amounts. The net settlements on certain derivatives that do not qualify as SFAS No. 133 hedges are recorded as part of the “gain (loss) on derivative and hedging activities, net” line item on the income statement and are therefore not recognized in the student loan spread. Under this presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” basis student loan spread, this would primarily include: (a) reclassifying the net settlement amounts related to our written Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense;

•	excludes unhedged Floor Income earned on the Managed student loan portfolio; and

•	includes the amortization of upfront payments on Floor Income Contracts in student loan income that we believe are economically hedging the Floor Income.

As discussed above, these differences result in the “Core Earnings” basis student loan spread not being a GAAP-basis presentation. Management relies on this measure to manage our Lending business segment. Specifically, management uses the “Core Earnings” basis student loan spread to evaluate the overall economic effect that certain factors have on our student loans either on- or off-balance sheet. These factors include the overall mix of student loans in our portfolio, acquisition costs, Borrower Benefits program costs, Floor Income and funding and hedging costs. Management believes that it is important to evaluate all of these factors on a Managed Basis to gain additional information about the economic effect of these factors on our student loans under management. Management believes that this additional information assists us in making strategic decisions about the Company’s business model for the Lending business segment, including among other factors, how we acquire or originate student loans, how we fund acquisitions and originations, what Borrower Benefits we offer and what type of loans we purchase or originate. While management believes that the “Core Earnings” basis student loan spread is an important tool for evaluating the Company’s performance for the reasons described above, it is subject to certain general and specific limitations that investors should carefully consider. See “BUSINESS SEGMENTS — Limitations of ‘Core Earnings.’” One specific limitation is that the “Core Earnings” basis student loan spread includes the spread on loans that we have sold to securitization trusts.

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

“Core Earnings” basis student loan yield	8.33%	8.35%	7.60%
Consolidation Loan Rebate Fees	(.56)	(.56)	(.55)
Borrower Benefits	(.11)	(.10)	(.07)
Premium and discount amortization	(.16)	(.15)	(.14)

“Core Earnings” basis student loan net yield	7.50	7.54	6.84
“Core Earnings” basis student loan cost of funds	(5.68)	(5.68)	(4.97)

“Core Earnings” basis student loan spread(1)	1.82%	1.86%	1.87%

Average Balances
On-balance sheet student loans(1)	$96,866	$89,143	$82,850
Off-balance sheet student loans	44,663	47,252	42,069

Managed student loans	$141,529	$136,395	$124,919

(1)	Excludes the impact of the Wholesale Consolidation Loan portfolio on the student loan spread and average balances for the quarters ended March 31, 2007 and December 31, 2006.

Discussion of “Core Earnings” Basis Student Loan Spread — Other Quarter-over-Quarter Fluctuations

As discussed under “Student Loans — Student Loan Spread,” the student loan spread analysis above also excludes the impact of our Wholesale Consolidation Loan portfolio whose average balances were $4.6 billion and $2.4 billion for the first quarter of 2007 and the fourth quarter of 2006, respectively. Had the impact of the Wholesale Consolidation Loan volume been included in the “Core Earnings” Basis Student Loan Spread Analysis, it would have reduced the spread by approximately 5 basis points and 3 basis points for the first quarter of 2007 and the fourth quarter of 2006, respectively. As of March 31, 2007 and December 31, 2006, Wholesale Consolidation Loans totaled $6.7 billion, or 8.0 percent and $3.6 billion, or 4.5 percent, respectively, of our total Managed Consolidation Loan portfolio.

For the quarter ended December 31, 2006, the student loan spread benefited by 2 basis points to account for the cumulative effect of a refinement in our prepayment estimate impacting student loan premium amortization.

“Core Earnings” Basis Student Loan Spreads by Loan Type

The student loan spread continues to reflect the changing mix of loans in our portfolio, specifically the shift from FFELP Stafford loans to Consolidation Loans and the higher overall growth rate in Private Education Loans as a percentage of the total portfolio. (See “LENDING BUSINESS SEGMENT — Summary of our Managed Student Loan Portfolio — Average Balances.”)

The following table reflects the “Core Earnings” basis student loan spreads by product, excluding both the impact of the Wholesale Consolidation Loan portfolio as discussed above and the impact of items disclosed separately (see “RESULTS OF OPERATIONS — Earnings Release Summary”), for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006.

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

FFELP Loan Spreads (“Core Earnings” Basis):
Stafford	1.24%	1.38%	1.41%
Consolidation	1.04	1.10	1.25

FFELP Loan Spread (“Core Earnings” Basis)	1.11	1.20	1.32
Private Education Loan Spreads (“Core Earnings” Basis):
Before provision	5.28%	5.28%	4.87%
After provision	2.10	3.87	3.32

The decrease in the FFELP Stafford spread is partially due to the Company’s decision to voluntary forgo claims of 9.5 percent SAP as of October 1, 2006. The first quarter included a reversal of 9.5 percent SAP earned in the fourth quarter of 2006. The decrease in the FFELP Consolidation Loan spread was primarily due to lower amortization of Floor Income contract premiums. The change in the Private Education Loan spread from the fourth quarter of 2006 to the first quarter of 2007 was flat due to the rise in loan spread being offset by an increase of 17 basis points in our estimate of uncollectible accrued interest in connection with our increase in our provision for Private Education Loans (see “Private Education Loans — Allowance for Private Education Loan Losses”).

Private Education Loans

All Private Education Loans are initially acquired on-balance sheet. In securitizations of Private Education Loans that are treated as sales, the loans are no longer owned by us, and they are accounted for off-balance sheet. For our Managed Basis presentation in the table below, when Private Education Loans are sold to securitization trusts, we reduce the on-balance sheet allowance for loan losses for amounts previously provided and then re-establish the allowance for these loans in the off-balance sheet section. The total allowance of both on-balance sheet and off-balance sheet loan losses results in the Managed Basis allowance for loan losses. The off-balance sheet allowance is lower than the on-balance sheet allowance when measured as a percentage of ending loans in repayment because of the different mix of loans on-balance sheet and off-balance sheet.

When Private Education Loans in our securitized trusts settling before September 30, 2005, become 180 days delinquent, we typically exercise our contingent call option to repurchase these loans at par value out of the trust and record a loss for the difference in the par value paid and the fair market value of the loan at the time of purchase. If these loans reach the 212-day delinquency, a charge-off for the remaining balance of the loan is triggered. On a Managed Basis, the losses recorded under GAAP for loans repurchased at day 180 are reversed and the full amount is charged off in the month in which the loan is 212 days delinquent. We do not hold the contingent call option for all trusts settled after September 30, 2005.

Allowance for Private Education Loan Losses

The following tables summarize changes in the allowance for Private Education Loan losses for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006.

	Activity in Allowance for Private Education Loans
	On-Balance Sheet			Off-Balance Sheet			Managed Basis
	Quarters ended			Quarters ended			Quarters ended
	March 31,	Dec. 31,	March 31,	March 31,	Dec. 31,	March 31,	March 31,	Dec. 31,	March 31,
	2007	2006	2006	2007	2006	2006	2007	2006	2006

Allowance at beginning of period	$308	$275	$204	$86	$100	$78	$394	$375	$282
Provision for Private Education Loan losses	142	83	54	47	(4)	14	189	79	68
Charge-offs	(82)	(54)	(32)	(23)	(10)	(1)	(105)	(64)	(33)
Recoveries	7	4	6	—	—	—	7	4	6

Net charge-offs	(75)	(50)	(26)	(23)	(10)	(1)	(98)	(60)	(27)

Balance before securitization of Private Education Loans	375	308	232	110	86	91	485	394	323
Reduction for securitization of Private Education Loans	(6)	—	—	6	—	—	—	—	—

Allowance at end of period	$369	$308	$232	$116	$86	$91	$485	$394	$323

Net charge-offs as a percentage of average loans in repayment (annualized)	6.27%	4.45%	2.83%	1.35%	.70%	.01%	3.40%	2.26%	1.27%
Allowance as a percentage of the ending total loan balance	3.61%	3.06%	2.43%	.80%	.66%	1.06%	1.96%	1.71%	1.78%
Allowance as a percentage of ending loans in repayment	7.58%	6.36%	5.96%	1.70%	1.26%	1.99%	4.14%	3.38%	3.81%
Average coverage of net charge-offs (annualized)	1.21	1.57	2.17	1.25	1.98	326.22	1.22	1.64	3.02
Average total loans	$11,354	$9,289	$9,016	$12,721	$12,944	$8,649	$24,075	$22,233	$17,665
Ending total loans	$10,218	$10,063	$9,543	$14,468	$12,919	$8,648	$24,686	$22,982	$18,191
Average loans in repayment	$4,859	$4,416	$3,780	$6,815	$6,196	$4,624	$11,674	$10,612	$8,404
Ending loans in repayment	$4,867	$4,851	$3,898	$6,839	$6,792	$4,596	$11,706	$11,643	$8,494

Toward the end of 2006 and in early 2007, we experienced lower collections resulting in increased levels of charge-off activity in our Private Education Loan portfolio. As the portfolio seasons, we expect charge-off rates to increase from the historically low levels experienced in the prior periods. However, the large increase in the first quarter of 2007 is caused by factors beyond the portfolio seasoning. In the third and fourth quarters of 2006, we encountered a number of operational challenges at our DMO in performing pre-default collections on the Company’s Private Education Loan portfolio that contributed to the increase in charge-offs in the first quarter of 2007. In August 2006, we announced that we intended to relocate responsibility for certain Private Education Loan collections from our Nevada call center to a new call center in Indiana. This transfer presented us with unexpected operational challenges that resulted in lower collections that have negatively impacted the Private Education Loan portfolio. Management has taken several remedial actions, including transferring experienced collection personnel to the new call center. In addition, the DMO also revised certain procedures, including its use of forbearance, to better optimize our long-term collection strategies. These developments resulted in increased later stage delinquency levels and associated higher charge-offs in the first quarter of 2007, and are expected to affect second quarter delinquency and charge-off levels as well. The increase in the provision was also due to further seasoning of the portfolio.

Delinquencies

The tables below present our Private Education Loan delinquency trends as of March 31, 2007, December 31, 2006, and March 31, 2006. Delinquencies have the potential to adversely impact earnings through increased servicing and collection costs in the event the delinquent accounts charge off.

	On-Balance Sheet Private Education
	Loan Delinquencies
	March 31,		December 31,		March 31,
	2007		2006		2006
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$5,220		$5,218		$5,573
Loans in forbearance(2)	494		359		412
Loans in repayment and percentage of each status:
Loans current	4,260	87.5%	4,214	86.9%	3,487	89.4%
Loans delinquent 31-60 days(3)	184	3.8	250	5.1	170	4.4
Loans delinquent 61-90 days(3)	131	2.7	132	2.7	106	2.7
Loans delinquent greater than 90 days(3)	292	6.0	255	5.3	135	3.5

Total Private Education Loans in repayment	4,867	100%	4,851	100%	3,898	100%

Total Private Education Loans, gross	10,581		10,428		9,883
Private Education Loan unamortized discount	(363)		(365)		(340)

Total Private Education Loans	10,218		10,063		9,543
Private Education Loan allowance for losses	(369)		(308)		(232)

Private Education Loans, net	$9,849		$9,755		$9,311

Percentage of Private Education Loans in repayment	46.0%		46.5%		39.4%

Delinquencies as a percentage of Private Education Loans in repayment	12.5%		13.1%		10.6%

	Off-Balance Sheet Private Education
	Loan Delinquencies
	March 31,		December 31,		March 31,
	2007		2006		2006
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$6,821		$5,608		$3,456
Loans in forbearance(2)	1,147		822		784
Loans in repayment and percentage of each status:
Loans current	6,475	94.7%	6,419	94.5%	4,389	95.5%
Loans delinquent 31-60 days(3)	145	2.1	222	3.3	106	2.3
Loans delinquent 61-90 days(3)	88	1.3	60	.9	46	1.0
Loans delinquent greater than 90 days(3)	131	1.9	91	1.3	55	1.2

Total Private Education Loans in repayment	6,839	100%	6,792	100%	4,596	100%

Total Private Education Loans, gross	14,807		13,222		8,836
Private Education Loan unamortized discount	(339)		(303)		(188)

Total Private Education Loans	14,468		12,919		8,648
Private Education Loan allowance for losses	(116)		(86)		(91)

Private Education Loans, net	$14,352		$12,833		$8,557

Percentage of Private Education Loans in repayment	46.2%		51.4%		52.0%

Delinquencies as a percentage of Private Education Loans in repayment	5.3%		5.5%		4.5%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.
(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.
(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Managed Basis Private Education
	Loan Delinquencies
	March 31,		December 31,		March 31,
	2007		2006		2006
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$12,041		$10,826		$9,029
Loans in forbearance(2)	1,641		1,181		1,196
Loans in repayment and percentage of each status:
Loans current	10,735	91.7%	10,633	91.3%	7,876	92.7%
Loans delinquent 31-60 days(3)	329	2.8	472	4.0	276	3.3
Loans delinquent 61-90 days(3)	219	1.9	192	1.7	152	1.8
Loans delinquent greater than 90 days(3)	423	3.6	346	3.0	190	2.2

Total Private Education Loans in repayment	11,706	100%	11,643	100%	8,494	100%

Total Private Education Loans, gross	25,388		23,650		18,719
Private Education Loan unamortized discount	(702)		(668)		(528)

Total Private Education Loans	24,686		22,982		18,191
Private Education Loan allowance for losses	(485)		(394)		(323)

Private Education Loans, net	$24,201		$22,588		$17,868

Percentage of Private Education Loans in repayment	46.1%		49.2%		45.4%

Delinquencies as a percentage of Private Education Loans in repayment	8.3%		8.7%		7.3%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.
(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.
(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Forbearance — Managed Basis Private Education Loans

Private Education Loans are made to parent and student borrowers in accordance with our underwriting policies. These loans generally supplement federally guaranteed student loans, which are subject to federal lending caps. Private Education Loans are not federally guaranteed nor insured against any loss of principal or interest. Traditional student borrowers use the proceeds of these loans to obtain higher education, which increases the likelihood of obtaining employment at higher income levels than would be available without the additional education. As a result, the borrowers’ repayment capability improves between the time the loan is made and the time they enter the post-education work force. We generally allow the loan repayment period on traditional higher education Private Education Loans to begin six months after the borrower leaves school (consistent with our federally regulated FFELP loans). This provides the borrower time after graduation to obtain a job to service the debt. For borrowers that need more time or experience other hardships, we permit additional delays in payment or partial payments (both referred to as forbearances) when we believe additional time will improve the borrower’s ability to repay the loan. Forbearance is also granted to borrowers who may experience temporary hardship after entering repayment, when we believe that it will increase the likelihood of ultimate collection of the loan. Such forbearance is granted within established policies that include limits on the number of forbearance months granted consecutively and limits on the total number of forbearance months granted over the life of the loan. In some instances of forbearance, we require good-faith payments or continuing partial payments. Exceptions to forbearance policies are permitted in limited circumstances and only when such exceptions are judged to increase the likelihood of ultimate collection of the loan.

Forbearance does not grant any reduction in the total repayment obligation (principal or interest) but does allow for the temporary cessation of borrower payments (on a prospective and/or retroactive basis) or a reduction in monthly payments for an agreed period of time. The forbearance period extends the original term of the loan. While the loan is in forbearance, interest continues to accrue and is capitalized as principal upon the loan re-entering repayment status. Loans exiting forbearance into repayment status are considered current regardless of their previous delinquency status.

Forbearance is used most heavily immediately after the loan enters repayment. As a result, forbearance levels are impacted by the timing of loans entering repayment and are generally at higher levels in the first quarter. As indicated in the tables below that show the composition and status of the Managed Private Education Loan portfolio by number of months aged from the first date of repayment, the percentage of loans in forbearance decreases the longer the loans have been in repayment. At March 31, 2007, loans in forbearance as a percentage of loans in repayment and forbearance are 16.4 percent for loans that have been in repayment one to twenty-four months. The percentage drops to 3.8 percent for loans that have been in repayment more than 48 months. Approximately 80 percent of our Managed Private Education Loans in forbearance have been in repayment less than 24 months. These borrowers are essentially extending their grace period as they transition to the workforce. Forbearance continues to be a positive collection tool for the Private Education Loans as we believe it can provide the borrower with sufficient time to obtain employment and income to support his or her obligation. We consider the potential impact of forbearance in the determination of the loan loss reserves.

The tables below show the composition and status of the Private Education Loan portfolio by number of months aged from the first date of repayment:

	Months since entering repayment
				After
	1 to 24	25 to 48	More than	Mar. 31,
March 31, 2007	months	months	48 months	2007(1)	Total

Loans in-school/grace/deferment	$—	$—	$—	$12,041	$12,041
Loans in forbearance	1,314	242	85	—	1,641
Loans in repayment — current	6,154	2,614	1,967	—	10,735
Loans in repayment — delinquent 31-60 days	193	81	55	—	329
Loans in repayment — delinquent 61-90 days	144	47	28	—	219
Loans in repayment — delinquent greater than 90 days	212	130	81	—	423

Total	$8,017	$3,114	$2,216	$12,041	$25,388

Unamortized discount					(702)
Allowance for loan losses					(485)

Total Managed Private Education Loans, net					$24,201

Loans in forbearance as a percentage of loans in repayment and forbearance	16.4%	7.8%	3.8%	—%	12.3%

(1)	Includes all loans in-school/grace/deferment.

	Months since entering repayment
				After
	1 to 24	25 to 48	More than	Dec. 31,
December 31, 2006	months	months	48 months	2006(1)	Total

Loans in-school/grace/deferment	$—	$—	$—	$10,826	$10,826
Loans in forbearance	898	209	74	—	1,181
Loans in repayment — current	6,273	2,477	1,883	—	10,633
Loans in repayment — delinquent 31-60 days	271	119	82	—	472
Loans in repayment — delinquent 61-90 days	109	49	34	—	192
Loans in repayment — delinquent greater than 90 days	157	117	72	—	346

Total	$7,708	$2,971	$2,145	$10,826	$23,650

Unamortized discount					(668)
Allowance for loan losses					(394)

Total Managed Private Education Loans, net					$22,588

Loans in forbearance as a percentage of loans in repayment and forbearance	11.7%	7.1%	3.4%	—%	9.2%

(1)	Includes all loans in-school/grace/deferment.

	Months since entering repayment
				After
	1 to 24	25 to 48	More than	Mar. 31,
March 31, 2006	months	months	48 months	2006(1)	Total

Loans in-school/grace/deferment	$—	$—	$—	$9,029	$9,029
Loans in forbearance	940	180	76	—	1,196
Loans in repayment — current	4,535	1,845	1,496	—	7,876
Loans in repayment — delinquent 31-60 days	153	70	53	—	276
Loans in repayment — delinquent 61-90 days	94	35	23	—	152
Loans in repayment — delinquent greater than 90 days	109	51	30	—	190

Total	$5,831	$2,181	$1,678	$9,029	$18,719

Unamortized discount					(528)
Allowance for loan losses					(323)

Total Managed Private Education Loans, net					$17,868

Loans in forbearance as a percentage of loans in repayment and forbearance	16.1%	8.3%	4.5%	—%	12.3%

(1)	Includes all loans in-school/grace/deferment.

There were $1.6 billion of loans in forbearance status at March 31, 2007, or 12.3 percent of loans in repayment and forbearance versus 9.2 percent for the fourth quarter of 2006 and 12.3 percent for the year-ago fourth quarter. This is consistent with our expectation of higher forbearances in the first quarter based on the large increase in the number of loans entering repayment in the fourth quarter. Student loan borrowers have typically used forbearance shortly after entering repayment to extend their grace periods as they establish themselves in the workforce.

The table below stratifies the portfolio of loans in forbearance by the cumulative number of months the borrower has used forbearance as of the dates indicated. As detailed in the table below, 3 percent of loans currently in forbearance have deferred their loan repayment more than 24 months, which is 1 percent lower versus the prior quarter and 3 percent lower versus the year-ago quarter.

	March 31, 2007		December 31, 2006		March 31, 2006
	Forbearance	% of	Forbearance	% of	Forbearance	% of
	Balance	Total	Balance	Total	Balance	Total

Cumulative number of months borrower has used forbearance
Up to 12 months	$1,219	74%	$870	74%	$901	76%
13 to 24 months	374	23	262	22	220	18
25 to 36 months	37	2	36	3	51	4
More than 36 months	11	1	13	1	24	2

Total	$1,641	100%	$1,181	100%	$1,196	100%

Total Loan Net Charge-offs

The following tables summarize the total loan net charge-offs on both an on-balance sheet basis and a Managed Basis for the quarters ended March 31, 2007, December 31, 2006 and March 31, 2006.

Total on-balance sheet loan net charge-offs

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Private Education Loans	$75	$50	$26
FFELP Stafford and Other Student Loans	4	3	1
Mortgage and consumer loans	2	1	1

Total on-balance sheet loan net charge-offs	$81	$54	$28

Total Managed loan net charge-offs

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Private Education Loans	$98	$60	$27
FFELP Stafford and Other Student Loans	8	5	1
Mortgage and consumer loans	2	1	1

Total Managed loan net charge-offs	$108	$66	$29

The increase in net charge-offs on FFELP Stafford and Other student loans from the year-ago quarter is the result of the legislative changes which lower the federal guaranty on claims filed after July 1, 2006 to 97 percent from 98 percent (or 99 percent from 100 percent for lenders and servicers with the Exceptional Performer designation). Additionally, first quarter net charge-offs on FFELP loans are historically higher than other periods as a result of the timing of the claim filing process, following the seasonal wave of borrowers entering repayment status. (See “Private Education Loans—Allowance for Private Education Loan Losses” for a discussion of net charge-offs related to our Private Education Loans.)

Student Loan Premiums Paid as a Percentage of Principal

The following table presents student loan premiums paid as a percentage of the principal balance of student loans acquired for the respective periods.

	Quarters ended
	March 31,		December 31,		March 31,
	2007		2006		2006
	Volume	Rate	Volume	Rate	Volume	Rate

Student loan premiums paid:
Sallie Mae brands	$4,598	1.41%	$2,902	1.37%	$3,304	.50%
Lender partners	2,377	2.89	1,561	2.99	3,592	2.00

Total Preferred Channel	6,975	1.92	4,463	1.94	6,896	1.28
Other purchases(1)	3,874	5.46	3,377	4.75	175	1.97

Subtotal base purchases	10,849	3.18	7,840	3.15	7,071	1.30
Consolidations originations	702	2.28	756	3.00	897	1.98

Total	$11,551	3.13%	$8,596	3.14%	$7,968	1.37%

(1)	Primarily includes spot purchases (including Wholesale Consolidation Loans), other commitment clients, and subsidiary acquisitions.

The increase in premiums paid as a percentage of principal balance for Sallie Mae brands over the prior year is primarily due to the increase in loans where we pay the origination fee and/or federal guaranty fee on behalf of borrowers, a practice we call zero-fee lending. Premiums paid on lender partners volume were similarly impacted by zero-fee lending. The borrower origination fee will be gradually phased out by the Reconciliation Legislation from 2007 to 2010.

The “Other purchases” category includes the acquisition of Wholesale Consolidation Loans which totaled $3.1 billion at a rate of 6.28 percent and $1.9 billion at a rate of 5.72 percent for the quarters ended March 31, 2007 and December 31, 2006, respectively. At March 31, 2007 and December 31, 2006, Wholesale Consolidation Loans totaled $6.7 billion and $3.6 billion, respectively.

We include in consolidation originations premiums the 50 basis point consolidation origination fee paid on each FFELP Stafford loan that we consolidate, including loans that are already in our portfolio. The consolidation originations premium paid percentage is calculated on only consolidation volume that is incremental to our portfolio. This percentage is largely driven by the mix of FFELP Stafford loans consolidated in this quarter.

Preferred Channel Originations

We originated $8.0 billion in student loan volume through our Preferred Channel in the quarter ended March 31, 2007 versus $4.8 billion in the quarter ended December 31, 2006 and $7.6 billion in the quarter ended March 31, 2006.

For the quarter ended March 31, 2007, our internal lending brands grew 35 percent over the year-ago quarter, and comprised 60 percent of our Preferred Channel Originations, up from 47 percent in the year-ago quarter. Our internal lending brands combined with our other lender partners comprised 88 percent of our Preferred Channel Originations for the current quarter, versus 78 percent for the year-ago quarter; together these two segments of our Preferred Channel grew 19 percent over the year-ago quarter.

Our Managed loan acquisitions for the current quarter totaled $12.5 billion, an increase of 46 percent over the year-ago quarter. The following tables further break down our Preferred Channel Originations by type of loan and source.

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Preferred Channel Originations — Type of Loan
Stafford	$4,601	$2,624	$4,426
PLUS	920	454	1,002
GradPLUS	128	101	—

Total FFELP	5,649	3,179	5,428
Private Education Loans	2,362	1,582	2,185

Total	$8,011	$4,761	$7,613

	Quarters ended
	March 31,			December 31,			March 31,
	2007			2006			2006
	FFELP	Private	Total	FFELP	Private	Total	FFELP	Private	Total

Preferred Channel Originations — Source
Internal lending brands	$2,719	$2,082	$4,801	$1,682	$1,449	$3,131	$1,955	$1,600	$3,555
Other lender partners	2,050	208	2,258	1,084	97	1,181	2,024	338	2,362

Total before JPMorgan Chase	4,769	2,290	7,059	2,766	1,546	4,312	3,979	1,938	5,917
JPMorgan Chase	880	72	952	413	36	449	1,449	247	1,696

Total	$5,649	$2,362	$8,011	$3,179	$1,582	$4,761	$5,428	$2,185	$7,613

Student Loan Activity

The following tables summarize the activity in our on-balance sheet, off-balance sheet and Managed portfolios of FFELP student loans and Private Education Loans and highlight the effects of Consolidation Loan activity on our FFELP portfolios.

	On-Balance Sheet
	Quarter ended March 31, 2007
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$24,841	$61,324	$86,165	$9,755	$95,920
Net consolidations:
Incremental consolidations from third parties	—	649	649	53	702
Consolidations to third parties	(607)	(233)	(840)	(9)	(849)

Net consolidations	(607)	416	(191)	44	(147)
Acquisitions	5,783	3,494	9,277	2,262	11,539

Net acquisitions	5,176	3,910	9,086	2,306	11,392

Internal consolidations	(975)	1,755	780	149	929
Off-balance sheet securitizations	—	—	—	(1,871)	(1,871)
Repayments/claims/resales/other	(480)	(819)	(1,299)	(490)	(1,789)

Ending balance	$28,562	$66,170	$94,732	$9,849	$104,581

	Off-Balance Sheet
	Quarter ended March 31, 2007
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$15,028	$18,311	$33,339	$12,833	$46,172
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(373)	(71)	(444)	(19)	(463)

Net consolidations	(373)	(71)	(444)	(19)	(463)
Acquisitions	95	58	153	125	278

Net acquisitions	(278)	(13)	(291)	106	(185)

Internal consolidations(2)	(466)	(314)	(780)	(149)	(929)
Off-balance sheet securitizations	—	—	—	1,871	1,871
Repayments/claims/resales/other	(1,014)	(226)	(1,240)	(309)	(1,549)

Ending balance	$13,270	$17,758	$31,028	$14,352	$45,380

	Managed Portfolio
	Quarter ended March 31, 2007
					Total
	FFELP	FFELP		Total Private	Managed
	Stafford and	Consolidation	Total	Education	Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$39,869	$79,635	$119,504	$22,588	$142,092
Net consolidations:
Incremental consolidations from third parties	—	649	649	53	702
Consolidations to third parties	(980)	(304)	(1,284)	(28)	(1,312)

Net consolidations	(980)	345	(635)	25	(610)
Acquisitions	5,878	3,552	9,430	2,387	11,817

Net acquisitions	4,898	3,897	8,795	2,412	11,207

Internal consolidations(2)	(1,441)	1,441	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,494)	(1,045)	(2,539)	(799)	(3,338)

Ending balance	$41,832	$83,928	$125,760	$24,201	$149,961

Total Managed Acquisitions(3)	$5,878	$4,201	$10,079	$2,440	$12,519

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents FFELP/Stafford loans that we either own on-balance sheet or in our off-balance sheet securitization trusts that we consolidate.

(3)	The purchases line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Quarter ended December 31, 2006
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$22,614	$57,202	$79,816	$8,222	$88,038
Net consolidations:
Incremental consolidations from third parties	—	703	703	53	756
Consolidations to third parties	(779)	(303)	(1,082)	(3)	(1,085)

Net consolidations	(779)	400	(379)	50	(329)
Acquisitions	4,471	2,296	6,767	1,691	8,458

Net acquisitions	3,692	2,696	6,388	1,741	8,129

Internal consolidations	(1,204)	2,057	853	151	1,004
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(261)	(631)	(892)	(359)	(1,251)

Ending balance	$24,841	$61,324	$86,165	$9,755	$95,920

	Off-Balance Sheet
	Quarter ended December 31, 2006
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$17,173	$18,745	$35,918	$12,979	$48,897
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(667)	(98)	(765)	(11)	(776)

Net consolidations	(667)	(98)	(765)	(11)	(776)
Acquisitions	122	61	183	216	399

Net acquisitions	(545)	(37)	(582)	205	(377)

Internal consolidations(2)	(729)	(124)	(853)	(151)	(1,004)
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(871)	(273)	(1,144)	(200)	(1,344)

Ending balance	$15,028	$18,311	$33,339	$12,833	$46,172

	Managed Portfolio
	Quarter ended December 31, 2006
					Total
	FFELP	FFELP		Total Private	Managed
	Stafford and	Consolidation	Total	Education	Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$39,787	$75,947	$115,734	$21,201	$136,935
Net consolidations:
Incremental consolidations from third parties	—	703	703	53	756
Consolidations to third parties	(1,446)	(401)	(1,847)	(14)	(1,861)

Net consolidations	(1,446)	302	(1,144)	39	(1,105)
Acquisitions	4,593	2,357	6,950	1,907	8,857

Net acquisitions	3,147	2,659	5,806	1,946	7,752

Internal consolidations(2)	(1,933)	1,933	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,132)	(904)	(2,036)	(559)	(2,595)

Ending balance	$39,869	$79,635	$119,504	$22,588	$142,092

Total Managed Acquisitions(3)	$4,593	$3,060	$7,653	$1,960	$9,613

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents FFELP/Stafford loans that we either own on-balance sheet or in our off-balance sheet securitization trusts that we consolidate.

(3)	The purchases line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Quarter ended March 31, 2006
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$19,988	$54,859	$74,847	$7,757	$82,604
Net consolidations:
Incremental consolidations from third parties	—	896	896	1	897
Consolidations to third parties	(307)	(572)	(879)	(4)	(883)

Net consolidations	(307)	324	17	(3)	14
Acquisitions	5,274	275	5,549	1,892	7,441

Net acquisitions	4,967	599	5,566	1,889	7,455

Internal consolidations	(784)	1,623	839	—	839
Off-balance sheet securitizations	(5,034)	(3,039)	(8,073)	—	(8,073)
Repayments/claims/resales/other	(254)	(591)	(845)	(335)	(1,180)

Ending balance	$18,883	$53,451	$72,334	$9,311	$81,645

	Off-Balance Sheet
	Quarter ended March 31, 2006
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$20,670	$10,575	$31,245	$8,680	$39,925
Net consolidations:
Incremental consolidations from third parties	—		—	—	—
Consolidations to third parties	(428)	(178)	(606)	(5)	(611)

Net consolidations	(428)	(178)	(606)	(5)	(611)
Acquisitions	88	58	146	67	213

Net acquisitions	(340)	(120)	(460)	62	(398)

Internal consolidations(2)	(741)	(98)	(839)	—	(839)
Off-balance sheet securitizations	5,034	3,039	8,073	—	8,073
Repayments/claims/resales/other	(1,166)	(185)	(1,351)	(185)	(1,536)

Ending balance	$23,457	$13,211	$36,668	$8,557	$45,225

	Managed Portfolio
	Quarter ended March 31, 2006
					Total
	FFELP	FFELP		Total Private	Managed
	Stafford and	Consolidation	Total	Education	Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$40,658	$65,434	$106,092	$16,437	$122,529
Net consolidations:
Incremental consolidations from third parties	—	896	896	1	897
Consolidations to third parties	(735)	(750)	(1,485)	(9)	(1,494)

Net consolidations	(735)	146	(589)	(8)	(597)
Acquisitions	5,362	333	5,695	1,959	7,654

Net acquisitions	4,627	479	5,106	1,951	7,057

Internal consolidations(2)	(1,525)	1,525	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,420)	(776)	(2,196)	(520)	(2,716)

Ending balance	$42,340	$66,662	$109,002	$17,868	$126,870

Total Managed Acquisitions(3)	$5,362	$1,229	$6,591	$1,960	$8,551

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents FFELP/Stafford loans that we either own on-balance sheet or in our off-balance sheet securitization trusts that we consolidate.

(3)	The purchases line includes incremental consolidations from third parties and acquisitions.

The increase in consolidations to third parties in 2006 reflects FFELP lenders reconsolidating FFELP Consolidation Loans using the Direct Loan program as a pass-through entity, a practice which was restricted by The Higher Education Reconciliation Act of 2005, as of July 1, 2006. The increase also reflects the effect of the repeal of the single-holder rule, which was effective for applications received on or after June 15, 2006. The single-holder rule had previously required that when a lender held all of the FFELP Stafford loans of a particular borrower whose loans were held by a single lender, in most cases that borrower could only obtain a FFELP Consolidation Loan from that lender.

During 2006, Private Education Loan consolidations were introduced as a separate product line. In the first quarter of 2007, we added $25 million of net incremental volume on a Managed Basis through this new product line. We expect this product line to grow in the future and will aggressively protect our portfolio against third-party consolidation of Private Education Loans.

Other Income — Lending Business Segment

The following table summarizes the components of other income for our Lending business segment for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006.

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Late fees	$35	$30	$25
Gains on sales of mortgages and other loan fees	3	3	3
Other	6	7	12

Total other income	$44	$40	$40

The decrease in the “Other” category versus the prior year is due to the shift of origination volume to Sallie Mae Bank. Previously, we earned servicing fees for originated loans on behalf of originating with third party lenders prior to their eventual sale to us. This revenue stream has been more than offset by capturing the earning spread on the loans earlier.

Operating Expenses — Lending Business Segment

Operating expenses for our Lending business segment include costs incurred to service our Managed student loan portfolio and acquire student loans, as well as other general and administrative expenses. For the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006, operating expenses for the Lending business segment also include $9 million, $8 million, and $10 million, respectively, of stock option compensation expense.

DEBT MANAGEMENT OPERATIONS (“DMO”) BUSINESS SEGMENT

The following table includes “Core Earnings” results for our DMO business segment.

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Fee income	$87	$93	$92
Collections revenue	65	58	56

Total other income	152	151	148
Operating expenses	93	93	89
Net interest expense	7	6	5

Income before income taxes and minority interest in net earnings of subsidiaries	52	52	54
Income taxes	19	20	20

Income before minority interest in net earnings of subsidiaries	33	32	34
Minority interest in net earnings of subsidiaries	1	—	1

“Core Earnings” net income	$32	$32	$33

DMO Revenue by Product

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Purchased paper collections revenue	$65	$58	$56
Contingency:
Student loans	68	72	70
Other	6	7	10

Total contingency	74	79	80
Other	13	14	12

Total	$152	$151	$148

USA Funds(1)	$44	$47	$46

% of total DMO revenue	29%	31%	31%

(1)  United Student Aid Funds, Inc. (“USA Funds”)

The decrease in contingency fees versus the prior quarter and the year-ago quarter is primarily due to the shift in collection strategy from loan consolidation to rehabilitating student loans. This shift was in response to a legislative change which reduced the rate earned from consolidating loans. To qualify for a rehabilitation, borrowers must make nine consecutive payments. The first quarter of 2007 was also negatively impacted by lower performance in default prevention which lowered the portfolio management fee. The increase in purchased paper collections revenue primarily reflects the increase in the carrying value of purchases.

Purchased Paper — Non-Mortgage

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Face value of purchases for the period	$1,076	$1,584	$530
Purchase price for the period	102	124	34
% of face value purchased	9.5%	7.9%	6.4%
Gross Cash Collections (“GCC”)	$115	$90	$89
Collections revenue	56	47	49
% of GCC	48%	51%	55%
Carrying value of purchases	$316	$274	$146

The amount of face value of purchases in any quarter is a function of a combination of factors including the amount of receivables available for purchase in the marketplace, average age of each portfolio, the asset class of the receivables, and competition in the marketplace. As a result, the percentage of face value purchased will vary from quarter to quarter.

Purchased Paper — Mortgage/Properties

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Face value of purchases for the period	$239	$93	$132
Collections revenue	10	11	8
Collateral value of purchases	248	97	151
Purchase price for the period	196	75	113
% of collateral value	79%	77%	75%
Carrying value of purchases	$649	$518	$355

The purchase price for sub-performing and non-performing mortgage loans is generally determined as a percentage of the underlying collateral. Fluctuations in the purchase price as a percentage of collateral value can be caused by a number of factors including the percentage of second mortgages in the portfolio and the level of private mortgage insurance associated with particular assets. The increase in the collateral value of purchases and the carrying value of purchases reflects the increase in the amount of loans purchased in the quarter.

Contingency Inventory

The following table presents the outstanding inventory of receivables serviced through our DMO business.

	March 31,	December 31,	March 31,
	2007	2006	2006

Contingency:
Contingency — Student loans	$8,083	$6,971	$7,614
Contingency — Other	1,529	1,667	2,461

Total	$9,612	$8,638	$10,075

CORPORATE AND OTHER BUSINESS SEGMENT

The following table includes “Core Earnings” results for our Corporate and Other business segment.

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Total interest income	$2	$2	$1
Total interest expense	5	6	1

Net interest income	(3)	(4)	—
Less: provisions for losses	1	—	—

Net interest income after provisions for losses	(4)	(4)	—
Fee income	39	33	27
Other income	52	59	30

Total other income	91	92	57
Operating expenses	68	71	59

Income (loss) before income taxes	19	17	(2)
Income tax expense (benefit)	7	6	(1)

“Core Earnings” net income (loss)	$12	$11	$(1)

Fee and Other Income — Corporate and Other Business Segment

The following table summarizes the components of fee and other income for our Corporate and Other business segment for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006.

	Quarters ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Guarantor servicing fees	$39	$33	$27
Loan servicing fees	7	6	8
Upromise	25	31	—
Other	20	22	22

Total fee and other income	$91	$92	$57

The increase in guarantor servicing fees versus the prior quarter is primarily due to seasonality. The increase in guarantor servicing fees versus the prior year is due to a cap on the payment of account maintenance fees imposed by ED in the fourth quarter of 2005. In the second quarter of 2006 we negotiated a settlement with USA Funds such that USA Funds was able to cover the previous shortfall caused by the cap on payments from ED to guarantors. This cap was removed by legislation reauthorizing the student loan programs of the Higher Education Act on October 1, 2006. The decline in Upromise revenues in the first quarter of 2007 reflects the seasonality of retail purchases that drive loyalty fees.

USA Funds, the nation’s largest guarantee agency, accounted for 87 percent, 86 percent and 87 percent, respectively, of guarantor servicing fees and 16 percent, 16 percent and 18 percent, respectively, of revenues associated with other products and services for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006.

Operating Expenses — Corporate and Other Business Segment

Operating expenses for our Corporate and Other business segment include direct costs incurred to service loans for unrelated third parties and to perform guarantor servicing on behalf of guarantor agencies, as well as information technology expenses related to these functions. Operating expenses in this segment for the quarters ended March 31, 2007 and December 31, 2006, also include $21 million and $25 million, respectively, of expenses related to Upromise, which was acquired in the third quarter of 2006. Also included in the operating expenses for the quarters ended March 31, 2007, December 31, 2006, and March 31, 2006 was $4 million, $4 million and $5 million, respectively, of stock option compensation expense.

SUBSEQUENT EVENT

On April 16, 2007, the Company announced that an investor group led by J.C. Flowers & Co. signed a definitive agreement to acquire the Company for approximately $25 billon or $60.00 per share of common stock. When the transaction is complete, J.C. Flowers along with private-equity firm Friedman Fleischer & Lowe will invest $4.4 billion and own 50.2 percent, and Bank of America (NYSE: BAC) and JPMorgan Chase (NYSE: JPM) each will invest $2.2 billion and each will own 24.9 percent. Sallie Mae’s independent board members unanimously approved the agreement and recommended that its shareholders approve the agreement. (See also the “Merger Agreement” filed with the SEC on the Company’s Current Report on Form 8-K, dated April 18, 2007.)

The transaction will require the approval of Sallie Mae’s stockholders, is subject to required regulatory approvals, and is expected to close in late 2007. Sallie Mae will not pay further dividends on its common stock prior to consummation of the proposed transaction. Following the closing, Sallie Mae will continue to have publicly traded debt securities and as a result will continue comprehensive financial reporting about its business, financial condition and results of operations.

Bank of America and JPMorgan Chase are committed to provide debt financing for the transaction and to provide additional liquidity to Sallie Mae prior to the closing date, subject to customary terms and conditions. Sallie Mae’s existing unsecured Medium Term Notes will remain outstanding, and will not be equally and ratably secured with the new acquisition related debt. The acquisition financing will be structured to accommodate the repayment of all outstanding debt as it matures. In addition, Bank of America and JPMorgan Chase have committed to make available a combination of facilities in order to support the ongoing liquidity needs of the Company. Sallie Mae expects this transaction to have no material impact on the outstanding asset-backed debt and to remain an active participant in the asset-backed securities markets.

The new owners have stated that they are committed to supporting Sallie Mae’s focus on transparency among lenders, schools and students and on corporate governance. Sallie Mae will be subject to oversight by Congress and the Department of Education, and will continue to be subject to all applicable federal and state laws, including the Higher Education Act.

Bank of America and JPMorgan Chase have stated that they will continue to operate their independent student lending businesses, providing students, families and schools the widest possible choices.

In connection with negotiations to purchase the Company, the Company’s preliminary financial results for the first quarter of 2007 were shared with representatives of the investor group.

On April 16, 2007, after the Company announced the acquisition, Moody’s Investor Services, Standard & Poor’s and Fitch Ratings placed the long and short-term ratings on our senior unsecured debt under review for possible downgrade. In addition, following the announcement, secondary market credit spreads on our outstanding senior unsecured bonds widened significantly.

RECENT DEVELOPMENTS

We are withdrawing our 2007 guidance as a result of our execution of the definitive agreement providing for the sale of the Company and described under “SUBSEQUENT EVENT” above, including the uncertain impact on future 2007 quarters, of the transactions contemplated by this agreement.

State Attorney General Investigations

The Attorney General of the State of Ohio is conducting an inquiry into student loan marketing practices. On April 15, 2007, we received a demand that we preserve documents relating to our dealings with school financial aid offices. On April 23, 2007, the Attorney General of the State of Ohio served an investigative demand on the Company seeking information on the Company’s student loan marketing practices.

On April 11, 2007, the Company entered into a settlement agreement with the Office of the Attorney General of the State of New York under which we agreed to adopt the New York Attorney General’s Code of Conduct governing student lending and contribute $2 million to a national fund devoted to educating college bound students about their loan options. Under the agreement, the Company did not admit, and expressly denied, that our conduct constituted any violation of law. The Code of Conduct, among other things, precludes Sallie Mae from providing anything more than nominal value to any employees of an institution of higher education and requires additional disclosures to borrowers and schools under certain circumstances.

On March 28, 2007, the Attorney General of the State of Missouri served an investigative demand on the Company seeking information on the Company’s student loan marketing practices. We have contacted the Attorney General’s Office to discuss the investigative demand.

SEC, House and Senate

The Philadelphia office of the SEC is conducting an inquiry into the trading of SLM stock and securities relating to the Company’s announcement on April 16, 2007 that an investor group led by J.C. Flowers & Co. had signed a definitive agreement to purchase the Company for approximately $25 billon or $60.00 per share of common stock. The SEC requested documents and information from the Company by letter dated April 18, 2007. We are cooperating with the SEC in order to provide the requested information and documents.

The SEC is conducting an investigation into trading of SLM stock by certain directors of the Company. The SEC requested documents from the Company by letter dated February 16, 2007. On April 13, 2007, the Company received SEC subpoenas seeking the testimony of two officers and the production of documents from such officers and the Company. We are cooperating with the SEC in order to provide the requested information and documents.

The U.S. House of Representatives’ Committee on Education and Labor submitted a request to the Company dated March 28, 2007 seeking information regarding our marketing practices in the student loan business. We are cooperating with committee counsel in order to provide the requested information.

The U.S. Senate Committee on Health, Education, Labor and Pensions submitted requests to the Company dated March 21, 2007 and April 13, 2007 seeking information regarding our marketing practices in the student loan business. We are cooperating with committee counsel in order to provide the requested information.

On March 2, 2007, U.S. Senator Edward Kennedy, chairman of the Senate Committee on Health, Education, Labor and Pensions, submitted a request for information regarding certain SLM stock sales by SLM’s Chairman of the Board of Directors Albert L. Lord on February 1-2, 2007. We are cooperating with Senate Committee counsel in order to provide the requested information. A similar request was made by U.S. Representatives George Miller and Barney Frank, chairmen of the House of Representatives Committee on Education and Labor and Committee on Financial Services, respectively, by letter dated February 12, 2007. We are cooperating with the House Committee counsel in order to provide the requested information.

Concurrent Resolution on the Budget for 2008

On March 29, 2007, the House of Representatives passed H.Con.Res. 99, its plan for the Fiscal 2008 budget. The House-passed budget resolution included a single reconciliation instruction to the House Education and Labor Committee which would require it to report legislation that would cut entitlement spending in its jurisdiction by $75 million. Although the savings amount is minimal, it was widely reported that the language was included to facilitate passage of student loan reform legislation.

Senator Kennedy Proposal for Title IV Programs

It has been widely reported that Senator Kennedy, Chairman of the Health, Education, Labor, and Pensions Committee has circulated his draft proposals for Title IV programs, including student loan programs and Pell Grants. The proposal, which has reportedly been provided to members of the HELP Committee, proposes to make several reductions in the student loan program: (1) reduce Special Allowance Payments on new loans by 0.60 percentage points; (2) reduce federal insurance on new loans to 85 percent and eliminate Exceptional Performer; (3) increase lender origination fee to 1 percent; (4) reduce guaranty agency collection fee to 16 percent; and (5) base the calculation of the guaranty agency account maintenance fee on number of borrowers rather than loan level.

The proposal would also change the delivery of PLUS loans to two different auction models: (1) a loan sale model, where the FDLP would originate the PLUS loans and then auction the loans when they entered repayment; and (2) a loan originations rights auction where the Department of Education would auction off the right to originate loans for each school that participated in the auction. The auction would be based on Special Allowance Payment rates.

The proposal would use the savings to pay for (1) a phased in increase in Pell Grants to $5,400 by fiscal 2010; (2) increase eligibility of families for maximum assistance; (3) phase in a reduction in the Stafford interest rate to 5.8 percent over five years; (4) introduce new type of income-contingent repayment plan, which would include FFELP borrowers; and (5) expand loan forgiveness in the FDLP.

Litigation

Chae, et. al. v. SLM Corporation et. al.

On April 14, 2007, the Company was served with a putative class action suit by several borrowers in federal court in California. The complaint alleges violations of California Business & Professions Code 17200, breach of contract, breach of covenant of good faith and fair dealing, violation of consumer legal remedies act and unjust enrichment. The complaint challenges the Company’s FFELP billing practices as they relate to use of the simple daily interest method for calculating interest. The Company believes the complaint is without merit and it intends to vigorously defend this action.